                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported): October 16, 2001

                               PerkinElmer, Inc.
               --------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)

       Massachusetts                              1-5075                                  04-2052042
(State or Other Jurisdiction                   (Commission                              (IRS Employer
of Incorporation)                              File Number)                             Identification No.)

                45 William Street, Wellesley Massachusetts 02481
              ----------------------------------------------------
              (Address of Principal Executive Offices) (Zip Code)

       Registrant's telephone number, including area code: (781) 237-5100


                                 Not Applicable
               --------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 5.  OTHER EVENTS.

         On October 16, 2001 the Board of Directors of PerkinElmer, Inc. (the "Company") voted to authorize the sale of the Company's Fluid Sciences segment. Accordingly, the Company has accounted for the Fluid Sciences segment as a discontinued operation in accordance with APB No. 30, Reporting the Results of Operations. Therefore, the results of operations of the Fluid Sciences segment have been segregated from continuing operations and reported as a separate line item in the Company's consolidated income statements for the three years ended December 31, 2000, the three months ended April 1, 2001 and April 2, 2000 and the three and six months ended July 1, 2001 and July 2, 2000. The following statements and other information are included in this filing to reflect the Fluid Sciences segment as a discontinued operation. In addition, the following statements give effect to the Company's Security and Detection Systems business as a discontinued operation in accordance with APB Opinion No. 30, and the two-for-one stock split which was effected on June 1, 2001 by means of a 100% stock dividend to shareholders of record as of May 15, 2001, both of which were included in the Current Report on Form 8-K filed August 3, 2001.

PERKINELMER, INC.

I.  ANNUAL FINANCIAL STATEMENTS:

         A. Consolidated Income Statements for the three years ended December 31, 2000

         B. Consolidated Balance Sheets as of December 31, 2000 and January 2, 2000

         C. Consolidated Statements of Stockholders' Equity for the three years ended December 31, 2000

         D. Consolidated Statements of Cash Flows for the three years ended December 31, 2000

         E.       Notes to Consolidated Financial Statements

         F.       Report of Independent Public Accountants

II.  OTHER ANNUAL INFORMATION:

         A. Selected Financial Information for the five years ended December 31, 2000

         B. Management's Discussion and Analysis of Results of Operations and Financial Condition Relating to Annual Financial Information

III.  INTERIM FINANCIAL STATEMENTS (UNAUDITED) -- April 1, 2001 and
      April 2, 2000:

         A. Consolidated Income Statements for the three months ended April 1, 2001 and April 2, 2000

         B.       Consolidated Balance Sheets as of April 1, 2001 and December
                  31, 2000

         C. Consolidated Statements of Cash Flows for the three months ended April 1, 2001 and April 2, 2000

         D.       Notes to Consolidated Financial Statements (Unaudited)

IV.   OTHER INTERIM INFORMATION -- April 1, 2001 and April 2, 2000:

          A. Management's Discussion and Analysis of Results of Operations and Financial Condition Relating to Quarterly Financial Information

V.    INTERIM FINANCIAL STATEMENTS (UNAUDITED) -- July 1, 2001 and July 2, 2000:

          A. Consolidated Income Statements for the three and six months ended July 1, 2001 and July 2, 2000

          B.       Consolidated Balance Sheets as of July 1, 2001 and December
                   31, 2000

          C. Consolidated Statements of Cash Flows for the six months ended July 1, 2001 and July 2, 2000

          D.       Notes to the Consolidated Financial Statements (Unaudited)

VI.   OTHER INTERIM INFORMATION -- July 1, 2001 and July 2, 2000:

          A. Management's Discussion and Analysis of Results of Operations and Financial Condition Relating to Quarterly Financial Information

VII.  FORWARD LOOKING INFORMATION AND FACTORS AFFECTING FUTURE PERFORMANCE


VIII. EXHIBIT INDEX

I.    ANNUAL FINANCIAL STATEMENTS

I A.  CONSOLIDATED INCOME STATEMENTS FOR THE THREE YEARS ENDED DECEMBER 31, 2000

                       PERKINELMER, INC. AND SUBSIDIARIES

                         CONSOLIDATED INCOME STATEMENTS


                                                                                         Years Ended
                                                                      ----------------------------------------------------
                                                                           2000                 1999               1998
                                                                           ----                 ----               ----
     (IN THOUSANDS EXCEPT PER SHARE DATA)
     ------------------------------------
SALES
     Products ............................................            $ 1,177,714          $   947,594          $   532,723
     Services ............................................                157,818              103,241               12,423
                                                                      -----------          -----------          -----------
TOTAL SALES                                                             1,335,532            1,050,835              545,146
                                                                      -----------          -----------          -----------
COST OF SALES
     Products ............................................                699,602              541,152              291,633
     Services ............................................                 55,470               73,702               29,810
     Revaluation of Acquired Inventory ...................                  1,818                9,857                   --
                                                                      -----------          -----------          -----------
TOTAL COST OF SALES ......................................                756,890              624,711              321,443
Selling, General and Administrative Expenses .............                375,942              294,707              170,533
Research and Development Expenses ........................                 76,920               66,934               40,853
In-Process Research and Development Charges ..............                 24,300               23,000                2,300
Restructuring Charges, Net ...............................                  3,900               14,677               34,917
Asset Impairment Charges .................................                     --               18,000                   --
Gains on Dispositions ....................................                (35,089)             (13,764)            (125,822)
                                                                      -----------          -----------          -----------

OPERATING INCOME FROM CONTINUING OPERATIONS ..............                132,669               22,570              100,922
Other (Expense) Income, Net ..............................                (33,692)             (11,074)               1,997
                                                                      -----------          -----------          -----------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES ....                 98,977               11,496              102,919
Provision for Income Taxes ...............................                 39,699                4,585               31,418
                                                                      -----------          -----------          -----------
INCOME FROM CONTINUING OPERATIONS ........................                 59,278                6,911               71,501
Income from Discontinued Operations, Net of Income Taxes .                 26,789               37,125               30,501
Gain on Disposition of Discontinued Operations,
    Net of Income Taxes ..................................                  4,453              110,280                   --
                                                                      -----------          -----------          -----------
NET INCOME ...............................................            $    90,520          $   154,316          $   102,002
                                                                      ===========          ===========          ===========
BASIC EARNINGS PER SHARE
        Continuing Operations ............................            $      0.60          $      0.08          $      0.79
        Discontinued Operations ..........................                   0.32                 1.62                 0.34
                                                                      -----------          -----------          -----------
        Net Income .......................................            $      0.92          $      1.69          $      1.13
                                                                      ===========          ===========          ===========
DILUTED EARNINGS PER SHARE
        Continuing Operations ............................            $      0.58          $      0.07          $      0.78
        Discontinued Operations ..........................                   0.31                 1.58                 0.33
                                                                      -----------          -----------          -----------
        Net Income .......................................            $      0.89          $      1.66          $      1.11
                                                                      ===========          ===========          ===========


  The accompanying notes are an integral part of these consolidated financial statements.

I B.     CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2000 AND JANUARY 2, 2000

                       PERKINELMER, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS EXCEPT PER SHARE DATA)                                                          2000           1999
------------------------------------                                                          ----           ----
Current Assets:
   Cash and Cash Equivalents.......................................................    $       125,551   $      126,650
   Accounts Receivable, net........................................................            292,714          291,080
   Inventories.....................................................................            190,526          176,716
   Other Current Assets............................................................            169,976          139,265
   Net Assets of Discontinued Operations...........................................            147,140          105,039
                                                                                               -------          -------
TOTAL CURRENT ASSETS...............................................................            925,907          838,750
                                                                                               -------          -------
Property, Plant and Equipment:
   At Cost.........................................................................            424,141          373,230
   Accumulated Depreciation and Amortization.......................................           (187,375)        (183,668)
                                                                                              ---------        ---------
Net Property, Plant and Equipment..................................................            236,766          189,562

Investments........................................................................             36,226           14,197
Intangible Assets, net.............................................................            886,569          557,956
Other Assets.......................................................................            102,865           63,396
                                                                                               -------           ------
TOTAL ASSETS.......................................................................    $     2,188,333   $    1,663,861
                                                                                             =========        =========
Current Liabilities:
   Short-Term Debt.................................................................    $       183,110   $      382,328
   Accounts Payable................................................................            118,170          123,062
   Accrued Restructuring Costs.....................................................             47,444           36,159
   Accrued Expenses................................................................            296,896          260,235
                                                                                               -------          -------
TOTAL CURRENT LIABILITIES..........................................................            645,620          801,784
                                                                                               -------          -------
Long-Term Debt.....................................................................            583,337          114,855
Long-Term Liabilities..............................................................            230,987          196,446
Commitments and Contingencies
Stockholders' Equity:
   Preferred Stock -- $1 par value, authorized 1,000,000 shares;
      none issued or outstanding...................................................                 --               --
   Common Stock -- $1 par value, authorized 300,000,000 shares; issued
      122,908,000 shares in 2000 and 120,204,000 in 1999...........................            122,908          120,204
   Capital in Excess of Par Value..................................................             37,060               --
   Retained Earnings...............................................................            835,917          701,907
   Accumulated Other Comprehensive Loss............................................            (39,042)         (14,040)
   Cost of Shares Held in Treasury -- 23,360,000 shares in 2000 and
      27,472,000 shares in 1999....................................................           (228,454)        (257,295)
                                                                                             ----------       ----------
Total Stockholders' Equity.........................................................            728,389          550,776
                                                                                               -------          -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ........................................    $     2,188,333   $    1,663,861
                                                                                             =========        =========


  The accompanying notes are an integral part of these consolidated financial statements.

I C.  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
      FOR THE THREE YEARS ENDED DECEMBER 31, 2000

                       PERKINELMER, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   FOR THE THREE YEARS ENDED DECEMBER 31, 2000

                                                                                                            CAPITAL IN
                                                        COMPREHENSIVE       COMMON          RETAINED         EXCESS OF
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)               INCOME            STOCK          EARNINGS            PAR
--------------------------------------------            -------------       ------          --------        ----------
BALANCE, DECEMBER 28, 1997..........................                   $      120,204    $     480,277    $          --
Comprehensive income:
   Net income  .....................................    $     102,002              --          102,002               --
   Other comprehensive income (loss), net of tax:
      Foreign currency translation
         adjustments.  .............................            4,608              --               --               --
      Reclassification adjustment for translation
         losses realized upon sale of Sealol
         Industrial Seals ..........................            3,115              --               --               --
      Unrealized losses on securities arising
         during the period..........................             (137)             --               --               --
                                                        -------------
   Other comprehensive income.......................            7,586
                                                        -------------
Comprehensive income................................    $     109,588
                                                        =============
Cash dividends ($.28 per share).....................                               --          (25,408)              --
Exercise of employee stock options and
   related income tax benefits .....................                               --            6,618               --
Purchase of common stock for treasury...............                               --               --               --
                                                                       --------------    -------------    -------------
BALANCE, JANUARY 3, 1999............................                          120,204          563,489               --
Comprehensive income:
   Net income.......................................    $     154,316              --          154,316               --
   Other comprehensive income (loss), net of tax:
      Foreign currency translation adjustments......          (17,804)             --               --               --
      Unrealized gains on securities:
         Gains arising during the period............               93
         Reclassification adjustment................              (58)
                                                        -------------
      Net unrealized gains..........................               35              --               --               --
                                                        -------------
   Other comprehensive loss.........................          (17,769)
                                                        -------------
Comprehensive income................................    $     136,547
                                                        =============
Cash dividends ($.28 per share).....................                               --          (25,499)              --
Exercise of employee stock options and
  related income tax benefits.......................                               --            8,369               --
Issuance of common stock for employee benefit plans.                               --            1,232               --
Purchase of common stock for treasury...............                               --               --               --
                                                                       --------------    -------------    -------------
BALANCE, JANUARY 2, 2000............................                          120,204          701,907               --
Comprehensive income:
   Net income.......................................    $      90,520              --           90,520               --
   Other comprehensive income (loss), net of tax:
      Foreign currency translation adjustments......          (25,484)             --               --               --
      Unrealized gains on securities:
         Gains arising during the period............              481
         Reclassification adjustment................                1
                                                        -------------
      Net unrealized gains..........................              482              --               --               --
                                                        -------------
   Other comprehensive loss.........................          (25,002)
                                                        -------------
Comprehensive income................................    $      65,518
                                                        =============
Cash dividends ($.28 per share).....................                               --          (27,533)              --
Exercise of employee stock options and
   related income tax benefits .....................                               --           16,000           17,230
Issuance of common stock for employee benefit plans.                                              (155)           5,228
Purchase of common stock for treasury...............                               --               --             (102)
Mergers, acquisitions and other                                                 2,704           55,178           14,704
                                                                       --------------    -------------    -------------
BALANCE, DECEMBER 31, 2000..........................                   $      122,908    $     835,917    $      37,060
                                                                       ==============    =============    =============

                                                                           ACCUMULATED        COST OF
                                                                              OTHER           SHARES            TOTAL
                                                                          COMPREHENSIVE       HELD IN       STOCKHOLDERS'
(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)                              INCOME (LOSS)      TREASURY          EQUITY
--------------------------------------------                              -------------      --------       -------------

BALANCE, DECEMBER 28, 1997 ...........................................       $   (3,857)    $   (268,236)     $  328,388
Comprehensive income:
   Net income ........................................................               --               --         102,002
   Other comprehensive income (loss), net of tax:
      Foreign currency translation adjustments........................            4,608               --           4,608
      Reclassification adjustment for translation losses
         realized upon sale of Sealol Industrial Seals................            3,115               --           3,115
      Unrealized losses on securities arising during the period: .....             (137)              --            (137)
   Other comprehensive income  .......................................
Comprehensive income .................................................
Cash dividends ($.28 per share).......................................               --               --         (25,408)
Exercise of employee stock options and related income tax benefits....               --           21,698          28,316
Purchase of common stock for treasury.................................               --          (41,217)        (41,217)
                                                                          -------------    -------------    ------------
BALANCE, JANUARY 3, 1999 .............................................            3,729         (287,755)        399,667
Comprehensive income:
   Net income.........................................................               --               --         154,316
   Other comprehensive income (loss), net of tax:
      Foreign currency translation adjustments........................          (17,804)              --         (17,804)
      Unrealized gains on securities:
         Gains arising during the period .............................
         Reclassification adjustment..................................
      Net unrealized gains............................................               35               --              35
   Other comprehensive loss ..........................................
Comprehensive income..................................................
Cash dividends ($.28 per share) ......................................               --               --         (25,499)
Exercise of employee stock options and related income tax benefits ...               --           20,264          28,633
Issuance of common stock for employee benefit plans ..................               --           11,166          12,398
Purchase of common stock for treasury. ...............................               --             (970)           (970)
                                                                         --------------  ---------------  --------------
BALANCE, JANUARY 2, 2000..............................................          (14,040)        (257,295)        550,776
Comprehensive income:
   Net income.........................................................               --               --          90,520
   Other comprehensive income (loss), net of tax:
      Foreign currency translation adjustments .......................          (25,484)              --         (25,484)
      Unrealized gains on securities:
         Gains arising during the period..............................
         Reclassification adjustment..................................
      Net unrealized gains ...........................................              482               --             482
   Other comprehensive loss ..........................................
Comprehensive income . ...............................................
Cash dividends ($.28 per share) ......................................               --               --         (27,533)
Exercise of employee stock options and related income tax benefits....               --           34,939          68,169
Issuance of common stock for employee benefit plans...................               --            4,389           9,462
Purchase of common stock for treasury ................................               --          (10,487)        (10,589)
Mergers, acquisitions and other.......................................               --               --          72,586
                                                                         --------------  ---------------  --------------
BALANCE, DECEMBER 31, 2000............................................      $   (39,042)     $  (228,454)     $  728,389
                                                                         ==============  ===============  ==============


  The accompanying notes are an integral part of these consolidated financial statements.

I D.    CONSOLIDATED STATEMENTS OF CASH FLOWS
        FOR THE THREE YEARS ENDED DECEMBER 31, 2000

                       PERKINELMER, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE THREE YEARS ENDED DECEMBER 31, 2000

(DOLLARS IN THOUSANDS)                                                            2000            1999           1998
---------------------                                                             ----            ----           ----
Operating Activities:
   Net income..........................................................         $  90,520      $  154,316     $  102,002
   Deduct net income from discontinued operations......................           (26,789)        (37,125)       (30,501)
   Deduct net gain on disposition of discontinued operations...........            (4,453)       (110,280)            --
                                                                                  -------       ---------        -------
   Income from continuing operations ..................................            59,278           6,911         71,501
   Adjustments to reconcile income from continuing operations to net cash provided by continuing operations:
      Revaluation of acquired inventory................................             1,818           9,857             --
      In-process research and development charges......................            24,300          23,000          2,300
      Noncash portion of restructuring charges.........................             2,900           2,300         12,020
      Asset impairment charges.........................................                --          18,000              -
      Depreciation and amortization....................................            65,717          58,749         41,820
      Amortization of deferred debt issuance cost......................             8,567              --             --
      Gains on dispositions and sales of investments, net .............           (37,189)        (15,399)      (126,745)
      Changes in assets and liabilities which provided
        (used) cash, excluding effects from companies purchased and divested:
        Accounts receivable ...........................................               510         (49,346)         2,378
        Inventories....................................................           (17,890)          9,101          6,074
        Accounts payable and accrued expenses..........................            18,625          56,800         11,795
        Tax benefit of common stock options............................            30,843           5,811          3,431
        Accrued restructuring costs....................................           (31,474)        (15,823)        18,787
        Prepaid and deferred taxes.....................................                --          (2,616)       (12,359)
        Prepaid expenses and other.....................................           (27,822)        (13,602)       (15,728)
                                                                               ----------      -----------     ---------
Net Cash Provided by Continuing Operations Operating Activities........            98,183          93,743         15,274
Net Cash Provided by Discontinued Operations Operating Activities......            47,365          22,086         54,281
                                                                               ----------      -----------     ---------
Net Cash Provided by Operating Activities..............................           145,548         115,829         69,555
                                                                               ----------      -----------     ---------
Investing Activities:
   Capital expenditures................................................           (55,318)        (34,840)       (33,556)
   Proceeds from dispositions of businesses and sales
      of property, plant and equipment.................................            81,192           1,828        205,049
   Cost of acquisitions, net of cash and cash equivalents acquired ....          (411,040)       (302,288)      (172,872)
   Proceeds from sales/costs of purchases of investments ..............           (20,457)          6,086          7,623
   Other...............................................................             1,919          (1,408)          (160)
                                                                               ----------      -----------     ---------
Net Cash (Used in) Provided by Continuing Operations Investing
Activities.............................................................          (403,704)       (330,622)         6,084
Net Cash Provided by (Used in) Discontinued Operations Investing
Activities.............................................................             2,274         186,739        (52,575)
                                                                               ----------      ----------      ----------
Net Cash Used in Investing Activities..................................          (401,430)       (143,883)       (46,491)
                                                                               -----------     -----------     ----------
Financing Activities:
   Proceeds from issuance of convertible debt..........................           448,000              --             --
   Increase (decrease) in commercial paper borrowings..................            37,000         (10,000)       104,156
   Payment of acquired Lumen revolving credit borrowings ..............                --              --        (59,090)
   Other debt increases (decreases)....................................          (233,991)         69,529          7,270
   Proceeds from issuance of common stock .............................            46,902          28,923         28,316
   Purchases of common stock...........................................           (10,589)           (970)       (41,217)
   Cash dividends......................................................           (27,533)        (25,499)       (25,408)
                                                                               ----------       ---------      ---------
Net Cash Provided by Financing Activities..............................           259,789          61,983         14,027
Effect of Exchange Rate Changes on Cash and Cash Equivalents ..........            (5,006)         (2,844)           540
                                                                               ----------       ---------      ---------
Net (Decrease) Increase in Cash and Cash Equivalents...................            (1,099)         31,085         37,631
Cash and Cash Equivalents at Beginning of Year.........................           126,650          95,565         57,934
                                                                               ----------       ---------      ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR...............................        $  125,551       $ 126,650      $  95,565
                                                                               ==========       =========     ==========
Supplemental Disclosures of Cash Flow Information for continuing and discontinued operations (see also Note 2):
   Cash paid during the year for:
      Interest.........................................................        $   45,236       $  28,438      $  12,367
      Income taxes.....................................................            21,819          82,368         59,029
   Noncash Investing and Financing Activities:
      One-year secured 5% promissory notes issued to
        PE Corp. in connection with the acquisition of
        the Analytical Instruments Division (Note 2)...................        $       --       $ 150,000      $      --

   The accompanying notes are an integral part of these consolidated financial statements.

I E.     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.          NATURE OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

         Principles of Consolidation: The consolidated financial statements include the accounts of PerkinElmer, Inc. (formerly EG&G, Inc.) and its subsidiaries (the Company). All material intercompany balances and transactions have been eliminated in consolidation.

         Nature of Operations: PerkinElmer, Inc. is a global high technology company which provides products and systems to the telecom, medical, pharmaceutical, chemical, semiconductor, photographic and other markets. The Company's operating segments are Life Sciences, Optoelectronics and Instruments. In August 1999, the Company divested its Technical Services segment, which is presented as discontinued operations in accordance with Accounting Principles Board (APB) Opinion No. 30, Reporting the Results of Operations (see Note 7). In July 2001, the Company approved a plan to sell its Security and Detection Systems business, which is presented as discontinued operations in accordance with APB Opinion No. 30 (see Note 7). In October 2001, the Company approved a plan to sell its Fluid Sciences operating segment, which is presented as part of discontinued operations in accordance with APB Opinion No. 30 (see Note 7).

         Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Sales: The majority of the Company's product sales are recorded at the time of shipment and when persuasive evidence of an arrangement exists, the seller's price to the buyer is fixed or determinable and collectibility is reasonably assured. Provision is made at the time the related revenue is recognized for the cost of any installation obligations and the estimated cost of product warranties. When other significant obligations remain after products are delivered, including certain customer acceptance provisions, revenue is recognized only after such obligations are fulfilled. If a loss is anticipated on any contract, provision for the entire loss is made immediately. Revenue related to the sale of maintenance contracts is deferred and amortized on a straight-line basis over the service period. For equipment leased to a customer under a sales-type lease, revenue recognition generally commences when the equipment has been shipped and installed.

         In the fourth quarter of 2000, retroactive to January 1, 2000, the Company adopted Securities and Exchange Commission (SEC) Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition in Financial Statements, which provides guidance in applying generally accepted accounting principles to certain revenue recognition issues. The adoption of SAB No. 101 did not have a material impact on the Company's financial position or quarterly or annual results of operations.

         The former Technical Services segment had cost-reimbursement contracts with governmental agencies. These contracts included both cost plus fixed fee contracts and cost plus award fee contracts based on performance. Sales under cost-reimbursement contracts were recorded as costs when incurred and included applicable income in the proportion that costs incurred bear to total estimated costs.

         Inventories: Inventories, which include material, labor and manufacturing overhead, are valued at the lower of cost or market. The majority of inventories is accounted for using the first-in, first-out method of determining inventory costs; remaining inventories are accounted for using the last-in, first-out (LIFO) method.

         Property, Plant and Equipment: For financial statement purposes, the Company depreciates plant and equipment using the straight-line method over their estimated useful lives, which generally fall within the following ranges: buildings and special-purpose structures --10 to 25 years; leasehold improvements -- estimated useful life or remaining term of lease, whichever is shorter; machinery and equipment -- 3 to 7 years. Nonrecurring tooling costs are capitalized, while recurring costs are expensed. For income tax purposes, the Company depreciates plant and equipment over their estimated useful lives using accelerated methods.

         Pension Plans: The Company's funding policy provides that payments to the U.S. pension trusts shall at least be equal to the minimum funding requirements of the Employee Retirement Income Security Act of 1974. Non-U.S. plans are accrued for, but generally not funded, and benefits are paid from operating funds.

         Translation of Foreign Currencies: The balance sheet accounts of non-U.S. operations, exclusive of stockholders' equity, are translated at year-end exchange rates, and income statement accounts are translated at weighted-average rate in effect during the year; any translation adjustments are made directly to a component of stockholders' equity.

         Intangible Assets: In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and APB Opinion No. 17, Intangible Assets, the Company reviews long-lived assets and all intangible assets (including goodwill) for impairment whenever events or changes in circumstances indicate the carrying amount of such assets may not be recoverable. Recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate, to the carrying amount including associated intangible assets of such operation. If the operation is determined to be unable to recover the carrying amount of its assets, then intangible assets are written down first, followed by the other long-lived assets of the operation, to fair value. Fair value is determined based on discounted cash flows or appraised values, depending upon the nature of the assets. (See Note 4 for further discussion of asset impairment charges.)

         Stock-Based Compensation: In accordance with SFAS No. 123, Accounting for Stock-Based Compensation, the Company accounts for stock-based compensation at intrinsic value with disclosure of the effects of fair value accounting on net income and earnings per share on a pro forma basis.

         Cash Flows: For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid instruments with a purchased maturity of three months or less to be cash equivalents. The carrying amount of cash and cash equivalents approximates fair value due to the short maturities.

         Environmental Matters: The Company accrues for costs associated with the remediation of environmental pollution when it is probable that a liability has been incurred and the Company's proportionate share of the amount can be reasonably estimated. Any recorded liabilities have not been discounted.

         Comprehensive Income: The Company has adopted the provisions of SFAS No. 130, Reporting Comprehensive Income, which established standards for reporting and display of comprehensive income and its components. Comprehensive income is the total of net income and all other nonowner changes in stockholders' equity.

         Segments and Related Information: The Company has adopted the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The statement established standards for the way that public business enterprises report information and operating segments in annual financial statements and requires reporting of selected information in interim financial reports.

         Derivative Instruments and Hedging: The Financial Accounting Standards Board issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133, in June 1999. SFAS No. 133 is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000; earlier adoption is allowed. The statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The effect of the adoption of SFAS No. 133 as of January 1, 2001 will not be material.

         Reclassifications: Certain amounts from prior years have been reclassified to conform to the 2000 financial statement presentation.

NOTE 2.          ACQUISITIONS AND DIVESTITURES

         On July 31, 2000, the Company completed its acquisition of NEN Life Sciences, Inc. (NEN), a provider of state-of-the-art drug discovery products, services, reagents and technologies to the life sciences industry. The Company purchased NEN from an investor group led by Genstar Capital LLC for an aggregate purchase price of approximately $400 million. In connection with the acquisition, the Company paid approximately $350 million in cash and issued warrants to purchase approximately 600,000 shares of the Company's common stock in exchange for all of the outstanding shares, options and warrants of NEN. In addition, the Company repaid approximately $50 million of outstanding indebtedness of NEN. The Company financed the acquisition and repayment of the outstanding indebtedness with $410 million of commercial paper borrowings with a weighted-average interest rate of 7%. These short-term borrowings were repaid in early August with proceeds from the issuance of long-term convertible debentures (see Note 14).

         NEN's operations, included in the consolidated results of the Company from the date of acquisition, are reported in the Life Sciences segment. The acquisition was accounted for as a purchase under APB Opinion No. 16, Business Combinations, and the Company allocated the purchase price of NEN based on the fair values of the net assets acquired and liabilities assumed. The allocation of the purchase price has not yet been finalized, however, the Company does not expect material changes. Portions of the purchase price, including intangible assets, were valued by independent appraisers utilizing customary valuation procedures and techniques. These intangible assets included approximately $24.3 million for acquired in-process research and development (R&D) for projects that had not reached technological feasibility as of the acquisition date and for which no alternative use existed. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the in-process R&D projects; these costs were expensed in the third quarter of 2000. Other acquired intangible assets totaling $75.9 million included the fair value of trade names, trademarks, patents and developed technology with lives ranging from 10 - 20 years. Goodwill of $270.8 million resulting from the acquisition of NEN is being amortized over 20 years. Approximately $4 million has been recorded as accrued restructuring costs in connection with the acquisition of NEN. The restructuring plans include initiatives to integrate the operations of the Company and NEN. The primary components of these plans relate to employment costs, consolidation of certain facilities, and the termination of certain leases and other contractual obligations. The majority of the restructuring actions are expected to occur during 2001 and early 2002.

         The components of NEN's purchase price and preliminary allocation were as follows:

(IN THOUSANDS)

Consideration and acquisition costs:
   Cash paid to NEN..................................    $        348,918
   Debt assumed......................................              48,262
   Acquisition costs.................................              13,647
   Fair value of warrants issued.....................               6,940
                                                         ----------------
         Total.......................................    $        417,767
                                                         ================
Preliminary allocation of purchase price:
   Current assets....................................    $         34,327
   Property, plant and equipment.....................              59,755
   Other assets......................................                 739
   Acquired intangibles..............................              75,900
   In-process R&D....................................              24,300
   Goodwill..........................................             270,790
   Liabilities.......................................             (48,044)
                                                         ----------------
         Total.......................................    $        417,767
                                                         ================

         On May 28, 1999, the Company completed its acquisition of the Analytical Instruments Division (AI) of PE Corp. for an aggregate purchase price of approximately $425 million, plus acquisition costs. In addition, under the terms of the Purchase Agreement dated March 8, 1999 between the Company and PE Corp. (the "Purchase Agreement"), the Company assumed German and other pension liabilities of approximately $65 million. These pension liabilities were historically funded on a pay-as-you-go basis, and the funding going-forward is expected to remain consistent. The acquisition was accounted for as a purchase under APB Opinion No. 16. In accordance with APB Opinion No. 16, the Company allocated the purchase price of AI based on the fair values of the net assets acquired and liabilities assumed. AI produces high-quality analytical testing instruments and consumables, and generated 1998 fiscal year sales of $569 million. AI's operations are reported in the Company's Instruments segment. Portions of the purchase price, including intangible assets, were valued by independent appraisers utilizing customary valuation procedures and techniques. These intangible assets included approximately $23 million for acquired in-process R&D. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the in-process R&D projects. At the date of the acquisition of AI, the development of these projects had not yet reached technological feasibility, and the R&D in process had no alternative future uses. Accordingly, these costs were expensed in the second quarter of 1999. Other acquired intangibles totaling $163.8 million included the fair value of trade names, trademarks, patents and developed technology. These intangibles are being amortized over their respective estimated useful lives ranging from 10-40 years. Goodwill resulting from the acquisition of AI is being amortized over 40 years. Approximately $28 million was recorded as accrued restructuring charges in connection with the acquisition of AI. The restructuring plans include initiatives to integrate the operations of the Company and of AI. The primary components of these plans relate to: (a) employee termination benefits and related costs for approximately 20% of the acquired workforce of approximately 3,000 employees; (b) consolidation or shutdown of certain operational facilities worldwide and (c) termination of certain leases and other contractual obligations.

         During the second quarter of 2000, the Company finalized its restructuring plan for AI. Based on continued aggressive actions by the Company to improve the cost structure of the acquired business, and increased costs related primarily to employment integration, the Company adjusted its original estimate of restructuring costs recorded at the acquisition date in connection with purchase accounting. The majority of the remaining restructuring actions are expected to occur through fiscal 2001.

         The components of the purchase price and allocation were as follows:

(IN THOUSANDS)

Consideration and acquisition costs:
Cash paid...........................................   $        275,000
Seller note.........................................            150,000
Pension liabilities assumed.........................             65,000
Acquisition costs...................................             10,000
                                                       ----------------
         Total......................................   $        500,000
                                                       ================
Preliminary allocation of purchase price:
   Current assets...................................   $        253,777
   Property, plant and equipment....................             33,308
   Acquired intangibles.............................            163,800
   In-process R&D...................................             23,000
   Goodwill.........................................            185,941
   Liabilities......................................           (159,826)
                                                       ----------------
         Total......................................   $        500,000
                                                       ================

         On December 16, 1998, the Company acquired substantially all of the outstanding common stock and options of Lumen Technologies, Inc. (Lumen), a maker of high-technology specialty light sources. The purchase price of approximately $253 million, which included $75 million of assumed debt, was funded with existing cash and commercial paper borrowings. The acquisition was accounted for as a purchase under APB Opinion No. 16, and the Company allocated the purchase price of Lumen based on the fair values of the assets acquired and liabilities assumed. Portions of the purchase price, including intangible assets, were valued by independent appraisers utilizing customary valuation procedures and techniques. These intangible assets included approximately $2.3 million for acquired in-process R&D for projects that did not have future alternative uses. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the in-process R&D projects. At the date of the acquisition, the development of these projects had not yet reached technological feasibility, and the R&D in process had no alternative future uses. Accordingly, these costs were expensed in the fourth quarter of 1998. Acquired intangibles totaling $11.8 million included the fair value of trade names, trademarks and patents. These intangibles are being amortized over their estimated useful life of 10 years. Goodwill resulting from the Lumen acquisition is being amortized over 30 years. Approximately $5 million was recorded as accrued restructuring charges in connection with the acquisition. The restructuring plans included initiatives to integrate the operations of the Company and Lumen. The primary components of these plans related to: (a) transfer of certain manufacturing activities to lower-cost facilities, (b) integration of the sales and marketing organization and (c) termination of certain contractual obligations.

         Unaudited pro forma operating results for the Company, assuming the acquisitions of Lumen and AI occurred on December 29, 1997, and NEN occurred on January 3, 1999, are as follows:

(IN THOUSANDS EXCEPT PER SHARE DATA)                       2000           1999            1998
------------------------------------                       ----           ----            ----
Sales from continuing operations.............        $  1,405,376     $ 1,369,523    $ 1,246,858
Income from continuing operations............              66,192         (25,007)        38,313
   Basic earnings per share..................                0.67           (0.27)          0.42
   Diluted earnings per share................                0.65           (0.27)          0.42
Net Income...................................        $     97,434     $   122,398     $   68,814
   Basic earnings per share..................                0.99            1.34           0.76
   Diluted earning per share.................                0.95            1.31           0.75

         The pro forma amounts in the table above exclude the in-process R&D charges of $24.3 million, $23 million and $2.3 million for NEN, AI and Lumen, respectively. The unaudited pro forma financial information is provided for informational purposes only and is not necessarily indicative of the Company's operating results that would have occurred had the acquisitions been consummated on the date for which the consummation of the acquisitions is being given effect, nor is it necessarily indicative of the Company's future operating results. The pro forma amounts do not reflect any operating efficiencies and cost savings that the Company believes are achievable.

    During the first quarter of 2000, the Company sold its micromachined sensors and specialty semiconductor businesses for cash of $24.3 million, resulting in a pre-tax gain of $6.7 million. Combined financial results of the divested businesses for 2000 and 1999 were not material to the consolidated results of the Company.

    During the fourth quarter of 2000, the Company sold its Berthold business at a pre-tax gain of $10 million. The Company has deferred gain recognition of approximately $11.9 million of sales proceeds from this divestiture in connection with certain contingencies related to the sale. Revenues for 2000 and 1999 for the divested business were $30 million and $38 million, respectively. Also during the fourth quarter of 2000, the Company recorded a pre-tax gain of $16 million from the sale of a building.

     During the second quarter of 1998, the Company sold its Sealol Industrial Seals division for cash of $100 million, resulting in a pre-tax gain of $58.3 million. The after-tax gain of this divestiture was $42.6 million. Sealol's 1998 sales prior to the disposition were $23 million, and its operating income was $2.1 million. In January 1998, the Company sold its Rotron division for $103 million in cash, resulting in a pre-tax gain of $64.4 million. During the first quarter of 1998, the Company also sold a small product line for $4 million in cash, resulting in a pre-tax gain of $3.1 million. The after-tax gain of these divestitures was $45.2 million in 1998. During 2000 and 1999, in connection with the 1998 dispositions of the Company's Rotron and Sealol Industrial Seals divisions, the Company recognized approximately $3.7 million and $13.2 million respectively, of pre-tax gains from the previously deferred sales proceeds as a result of the favorable resolution of certain events and contingencies.

     All of the gains described above are reported on the "Gains on Dispositions" line in the consolidated income statements.

NOTE 3.         RESTRUCTURING AND INTEGRATION CHARGES

    The Company developed restructuring plans during 1998 to integrate and consolidate its businesses and recorded restructuring charges in the first and second quarters of 1998, which are discussed separately below.

    During the first quarter of 1998, management developed a plan to restructure certain businesses. A discussion of the businesses affected within each segment is presented below. The plan resulted in pre-tax restructuring charges totaling $16.5 million. The principal actions in the restructuring plan included close-down or consolidation of a number of offices and facilities, transfer of assembly activities to lower-cost geographic locations, disposal of underutilized assets, withdrawal from certain product lines and general cost reductions.

    Specific businesses within each segment which were affected by the restructuring actions are as follows: the Optoelectronics businesses affected produce various lighting and sensor components and systems; the Instruments restructuring related primarily to its Instruments for Research and Applied Science business which produces particle detector equipment.

    During the second quarter of 1998, the Company expanded its continuing effort to restructure certain businesses to further improve performance. The plan resulted in additional pre-tax restructuring charges of $18.3 million. The components of the restructuring charges met the criteria set forth in Emerging Issues Task Force Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). The charges do not include additional costs associated with the restructuring plans, such as training, consulting, purchase of equipment and relocation of employees and equipment. These costs were charged to operations or capitalized, as appropriate, when incurred.

    During the third quarter of 1999, due to the substantial completion of the actions of the 1998 restructuring plans, the Company reevaluated its 1998 restructuring plans. As a result of this review, costs associated with the previously planned shutdown of two businesses were no longer required due to actions taken to improve performance. As a result of these developments, the Company recognized a restructuring credit of $3.3 million during the third quarter of 1999, which primarily affected the Optoelectronics segment.

    During the second quarter of 2000, the Company recognized an additional restructuring credit of $6.3 million related to its 1998 restructuring plans. This resulted from the elimination of certain planned actions, actions taken to improve performance at costs lower than originally estimated, and the sale of certain businesses included in the restructuring plans.

    These credits are reflected in "Restructuring Charges, Net" in the consolidated income statements.

    The restructuring charges related to continuing operations recorded in 1998 were broken down as follows by operating segment:

                                                                                                  TERMINATION OF
                                                                                                       LEASES
                                                                   EMPLOYEE        DISPOSAL OF        AND OTHER
                                                                  SEPARATION     CERTAIN PRODUCT     CONTRACTUAL
(IN MILLIONS)                                                        COSTS      LINES AND ASSETS     OBLIGATIONS       TOTAL
-------------                                                        -----      ----------------     -----------       -----
Life Sciences...............................................      $  3.6        $    0.4              $   0.6      $    4.6
Optoelectronics.............................................         8.5             6.4                  5.4          20.3
Instruments.................................................         4.9             0.8                  0.3           6.0
Corporate and Other.........................................         3.8              --                  0.1           3.9
                                                                  -------       --------              --------      ---------
Total restructuring charges.................................        20.8             7.6                  6.4          34.8
Amounts incurred through January 3, 1999....................        (7.8)           (7.6)                (1.0)        (16.4)
                                                                  -------       --------              --------      ---------
Accrued restructuring costs at January 3, 1999..............        13.0              --                  5.4          18.4
Amounts incurred during 1999................................        (7.1)             --                 (1.7)         (8.8)
Amounts reversed during 1999................................        (1.2)             --                 (2.1)         (3.3)
                                                                  -------       --------              --------      ---------
Accrued restructuring costs at January 2, 2000 .............         4.7              --                  1.6           6.3
Amounts incurred during 2000 ...............................          --              --                   --            --
Amounts reversed during 2000................................        (4.7)             --                 (1.6)         (6.3)
                                                                  -------       --------              --------      ---------
Accrued restructuring costs at December 31, 2000............      $   --        $     --              $     --     $     --
                                                                  =======       ========              ========      =========


         The acquisitions by the Company discussed in Note 2 and the Company's divestiture during the third quarter of 1999 of its Technical Services segment (exiting government services) were strategic milestones in the Company's transition to a commercial high-technology company. Consistent with the strategic direction of the Company and concurrent with the reevaluation of existing restructuring plans during the third quarter of 1999, the Company developed additional plans to restructure certain businesses to continue to improve the Company's performance.

         These plans resulted in a pre-tax restructuring charge of $18.0 million recorded in the third quarter of 1999. The principal actions in these restructuring plans include close-down or consolidation of a number of offices and facilities, transfer of assembly activities to lower-cost geographic locations, disposal of underutilized assets, withdrawal from certain product lines and general cost reductions. The restructuring plans are expected to result in the elimination of approximately 400 positions, primarily in the manufacturing and sales categories. The major components of the restructuring charge were $8.4 million of employee separation costs to restructure the worldwide organization, including the sales and manufacturing focus, $2.1 million of noncash charges to dispose of certain product lines and assets through sale or abandonment and $7.5 million of charges to terminate lease and other contractual obligations no longer required as a result of the restructuring plans. The charges do not include additional costs associated with the restructuring plans, such as training, consulting, purchase of equipment and relocation of employees and equipment. These costs will be charged to operations or capitalized, as appropriate, when incurred.

         The restructuring actions related to the 1999 charge are broken down as follows by business segment:

                                                                                                   TERMINATION OF
                                                                                                       LEASES
                                                                   EMPLOYEE        DISPOSAL OF        AND OTHER
                                                                  SEPARATION     CERTAIN PRODUCT     CONTRACTUAL
(IN MILLIONS)                                                        COSTS      LINES AND ASSETS     OBLIGATIONS       TOTAL
-------------                                                        -----      ----------------     -----------       -----
Life Sciences...............................................           $  0.5         $   0.8         $  4.9          $  6.2
Optoelectronics.............................................              6.1             0.8            2.1             9.0
Instruments.................................................              1.8              --             --             1.8
Corporate and Other.........................................               --             0.5            0.5             1.0
                                                                  -----------   -------------         ------          ------
Total restructuring charges.................................              8.4             2.1            7.5            18.0
Amounts incurred through January 2, 2000....................             (1.7)           (0.2)          (0.4)           (2.3)
                                                                  -----------   -------------         ------          ------
Accrued restructuring costs at January 2, 2000..............           $  6.7         $   1.9         $  7.1          $ 15.7
Amounts incurred during 2000................................             (5.8)           (0.2)          (4.8)          (10.8)
Amounts reversed during 2000................................             (0.9)           (1.7)          (2.3)           (4.9)
                                                                  -----------   -------------         ------          ------
Accrued restructuring costs at December 31, 2000............           $   --         $    --         $   --           $  --
                                                                  ===========   =============         ======          ======

         Further details of the Company's restructuring actions are presented below. Specific businesses within each segment which were affected by the restructuring actions are as follows: the Optoelectronics businesses affected produce various lighting and sensor components and systems; the Instruments restructuring relates to its analytical instruments business and its Instruments for Research and Applied Science business which produces particle detector equipment.

         Close-down of certain facilities: Costs have been accrued for the closing down of certain facilities. These costs relate primarily to the Instruments and Optoelectronics segments.

         Transfer of assembly activities: The Company continues to relocate certain activities, primarily in its Optoelectronics segment, to lower-cost geographic areas, such as the Philippines, Indonesia and China. The costs included in the restructuring charges related to costs associated with exiting the previous operations. Actual costs to physically relocate are charged to operations as incurred.

         Disposal of underutilized assets: The Company plans to dispose of underutilized assets either through sale or abandonment, primarily in its Instruments and Optoelectronics segments.

         Withdrawal from certain product lines: The Company has made a strategic decision to discontinue certain unprofitable product lines, primarily in its Optoelectronics segment.

         During the fourth quarter of 2000, the Company reevaluated its 1999 restructuring plan due to the substantial completion of the respective actions and the continuing transformation of the portfolio of businesses during 2000. This resulted in the reversal of $4.9 million of remaining reserves from the 1999 plan and the recording of a pre-tax restructuring charge of $15.1 million for actions to be completed in 2001 (the "2000 plan"). These charges related to the Company's Life Sciences and Optoelectronics segments. The principal actions in the restructuring plans included close-down or consolidation of a number of offices and facilities, transfer of assembly activities to lower cost geographic locations, disposal of underutilized assets and general cost reductions. The restructuring charges were broken down as follows by operating segment: The Life Sciences' principal actions are associated with rationalization of its distribution network and overall facility consolidation. The Optoelectronics principal actions are associated with its Lighting and Imaging businesses and relate to the shift of certain manufacturing to low cost geographic areas, facility consolidation and general cost reductions.

         The following table summarizes activity related to the 2000 plan:

                                                                                                     TERMINATION OF
                                                                                                         LEASES
                                                                   EMPLOYEE         DISPOSAL OF        AND OTHER
                                                                  SEPARATION      CERTAIN PRODUCT     CONTRACTUAL
(IN MILLIONS)                                                        COSTS       LINES AND ASSETS     OBLIGATIONS      TOTAL
-------------                                                        -----       ----------------     -----------      -----
Life Sciences.................................................    $       2.9       $       .1       $    2.1          $  5.1
Optoelectronics...............................................            7.2              2.8             --            10.0
                                                                  -----------       ----------       --------          ------
Total restructuring charges...................................           10.1              2.9            2.1            15.1
Amounts incurred during 2000..................................             --               --             --              --
                                                                  -----------       ----------       --------          ------
Accrued restructuring costs at December 31, 2000..............    $      10.1       $      2.9       $    2.1          $ 15.1
                                                                  ===========       ==========       ========          ======

         During the second quarter of 2000, the Company finalized its restructuring plan for AI. Based on continued aggressive actions by the Company to improve the cost structure of the acquired business, and increased costs related primarily to employment integration, the Company adjusted its original estimate of restructuring costs recorded at the acquisition date in connection with purchase accounting. The majority of the remaining restructuring actions are expected to occur through fiscal 2001 and early fiscal 2002.

         The following table summarizes reserve activity through December 31, 2000 related to the May 1999 AI acquisition as discussed in Note 2:

(IN MILLIONS)
-------------

Accrued restructuring costs at beginning of period.......     $      12.4
Provisions, through purchase accounting, net . ..........            24.0
Charges/Writeoffs........................................            (7.7)
                                                              -----------
Accrued restructuring costs..............................     $      28.7
                                                              ===========

         The following table summarizes reserve activity through December 31, 2000 related to the December 1998 Lumen acquisition and July 2000 NEN acquisition as discussed in Note 2 (all Lumen actions were completed during 2000):

(IN MILLIONS)
-------------

Accrued restructuring costs at beginning of period (Lumen)....     $       1.7
Provisions, through purchase accounting, net..................             4.0
Charges/Writeoffs.............................................            (2.1)
                                                                   -----------
Accrued restructuring costs...................................     $       3.6
                                                                   ===========

         Cash outlays during 2000 were approximately $17 million for all of these plans. The majority of the actions remaining are expected to occur during 2001 and early fiscal 2002.

NOTE 4.           ASSET IMPAIRMENT CHARGES

         During the third quarter of 1999, in connection with its ongoing review of its portfolio of businesses, the Company conducted a strategic review of certain units within its business segments. The strategic review triggered an impairment review of long-lived assets of certain business units that were expected to be disposed. The Company calculated the present value of expected cash flows of certain business units to determine the fair value of those assets. Accordingly, in the third quarter of 1999, the Company recorded non-cash impairment charges and wrote down goodwill by $15 million in the Instruments segment and $3 million in the Optoelectronics segment. Sales and operating profit for the businesses under strategic review were approximately $54 million and $2 million, respectively, in 1999.

NOTE 5.           OTHER (EXPENSE) INCOME

         Other (expense) income, net, consisted of the following:

(IN THOUSANDS)                                    2000           1999            1998
--------------                                    ----           ----            ----

Interest Income ............................ $      3,844    $     3,020   $      6,791
Interest Expense ...........................      (36,745)       (24,704)        (8,820)
Gains on sales of investments, net .........        1,294          1,952          4,465
Other ......................................       (2,085)         8,658           (439)
                                             ------------    -----------   ------------
                                             $    (33,692)   $   (11,074)  $      1,997
                                             ============    ===========   ============

         Other consists mainly of foreign exchange losses, and $2.2 million of income received by the Company in 1999 related to the demutualization of a life insurance company in which the Company is a policyholder. The increase in interest expense in 2000 versus 1999 is due to the impact of higher debt levels resulting from acquisitions.

NOTE 6.          INCOME TAXES

         The components of income from continuing operations before income taxes for financial reporting purposes were as follows:

(IN THOUSANDS)                         2000           1999          1998
--------------                         ----           ----          ----
U.S. .............................  $  (11,325)    $  (28,342)   $    14,843
Non-U.S ..........................     110,302         39,838         88,076
                                    ----------     ----------    -----------
                                    $   98,977     $   11,496    $   102,919
                                    ==========     ==========    ===========

         The components of the provision for income taxes for continuing operations were as follows:

                                                     DEFERRED
(IN THOUSANDS)                           CURRENT     (PREPAID)      TOTAL
--------------                           -------     ---------      -----

2000
  Federal...........................    $   1,314    $   11,561    $  12,875
  State.............................          504         2,380        2,884
  Non-U.S. .........................       25,257        (1,317)      23,940
                                        ---------    -----------   ---------
                                        $  27,075    $   12,624    $  39,699
                                        =========    ==========    =========
1999
  Federal............................   $   6,511    $  (12,706)   $  (6,195)
  State..............................         330        (1,970)      (1,640)
  Non-U.S. ..........................      13,234          (814)      12,420
                                        ---------    -----------   ---------
                                        $  20,075    $  (15,490)   $   4,585
                                        =========    ===========   =========
1998
  Federal............................   $  25,741    $   (7,650)   $  18,091
  State..............................       3,054          (982)       2,072
  Non-U.S. ..........................      15,234        (3,979)      11,255
                                        ---------        -------   ---------
                                        $  44,029    $  (12,611)   $  31,418
                                        =========    ===========   =========

          The total provision for income taxes included in the consolidated financial statements was as follows:

(IN THOUSANDS)                            2000           1999          1998
--------------                            ----           ----          ----
Continuing Operations ...............  $   39,699    $     4,585    $ 31,418
Discontinued Operations..............      21,570         92,436      22,614
                                       ----------    -----------     -------
                                       $   61,269    $    97,021    $ 54,032
                                       ==========    ===========    ========

         The major differences between the Company's effective tax rate for continuing operations and the federal statutory rate were as follows:

                                                         2000          1999          1998

Federal statutory rate .....................             35.0%         35.0%          35.0%
Non-U.S. rate differential, net.............            (18.7)        (23.4)         (21.3)
Future remittance of non-U.S. earnings......              0.0           0.0            9.7
State income taxes, net.....................              2.0          (6.2)           1.2
Goodwill amortization.......................             12.0          29.7            0.7
Goodwill write-downs .......................              0.0          45.6            0.0
In-process R&D .............................             11.5           0.0            0.0
Change in valuation allowance ..............             (2.5)         35.1            2.3
Other, net .................................              0.8         (75.9)           2.9
                                                        -----         -----          -----
Effective tax rate .........................             40.1%         39.9%          30.5%
                                                        =====         =====          =====

         The 2000 tax provision and effective rate for continuing operations includes tax for nonrecurring items such as the disposals of Berthold, IC Sensors and Judson. The 1999 tax provision and effective rate for continuing operations was impacted by a non-deductible goodwill write-down.

         The tax effects of temporary differences and carryovers that gave rise to deferred income tax assets and liabilities as of December 31, 2000 and January 2, 2000 were as follows:

(IN THOUSANDS)                                              2000             1999
--------------                                              ----             ----
Deferred tax assets:
   Inventory reserves ............................     $       149      $     3,895
   Other reserves.................................          17,300           10,645
   Deferred income................................           6,179            6,024
   Vacation pay ..................................           4,991            4,072
   Net operating loss carryforwards...............          14,447           28,562
   Post-retirement health benefits................           5,191            4,282

   Restructuring reserve .........................          15,995           15,557
   In-process R&D ................................          10,726            8,970
   All other, net ................................          45,806           48,837
                                                        ----------       ----------
Total deferred tax assets ........................         120,784          130,844
                                                        ----------       ----------
Deferred tax liabilities:
   Pension contribution...........................         (11,912)         (10,555)
   Amortization ..................................          (5,877)            (995)
   Depreciation ..................................         (26,467)          (8,324)
   All other, net ................................         (16,081)         (16,852)
                                                        ----------       ----------
Total deferred tax liabilities ...................         (60,337)         (36,726)
                                                        ----------       ----------
Valuation allowance ..............................         (14,447)         (28,580)
                                                        ----------       ----------
Net prepaid taxes ................................      $   46,000       $   65,538
                                                        ==========       ==========

         At December 31, 2000, the Company had non-U.S. (primarily from Germany) net operating loss carryovers of $53.4 million, substantially all of which carry forward indefinitely. The valuation allowance results primarily from these carryovers, for which the Company currently believes it is more likely than not that they will not be realized.

         Current deferred tax assets of $53 million and $84 million were included in other current assets at December 31, 2000 and January 2, 2000, respectively. Long-term deferred tax liabilities of $8 million and $19 million were included in long-term liabilities at December 31, 2000 and January 2, 2000, respectively.

         In general, it is the practice and intention of the Company to reinvest the earnings of its non-U.S. subsidiaries in those operations. Repatriation of retained earnings is done only when it is advantageous. Applicable federal taxes are provided only on amounts planned to be remitted. In connection with 1998 divestitures, certain proceeds will not be permanently reinvested in those operations, and, accordingly, federal taxes in the amount of $10 million were provided in connection with those earnings.

NOTE 7.          DISCONTINUED OPERATIONS

         On August 20, 1999, the Company sold the assets of its Technical Services segment, including the outstanding capital stock of EG&G Defense Materials, Inc., a subsidiary of the Company, to EG&G Technical Services, Inc., an affiliate of The Carlyle Group L.P. (the "Buyer"), for approximately $250 million in cash and the assumption by the Buyer of certain liabilities of the Technical Services segment. Approximately $2.1 million of the cash purchase price will be paid by the Buyer to the Company on the seventh anniversary of the closing of this transaction. The Company recorded an additional pre-tax gain of $7.3 million on the disposition of discontinued operations as a result of a post-closing selling price settlement in the second quarter of 2000.

         The results of operations of the Technical Services segment were previously reported as one of five business segments of the Company. The Company accounted for the sale of its Technical Services segment as a discontinued operation in accordance with APB Opinion No. 30 and, accordingly, the results of operations of the Technical Services segment have been segregated from continuing operations and reported as a separate line item on the Company's Consolidated Income Statements. The Company recorded a pre-tax gain on disposition of discontinued operations of $181 million, net of transaction and related costs, during 1999. The $110 million after-tax gain was reported separately from the results of the Company's continuing operations.

         The Company's former Department of Energy (DOE) segment is also presented as discontinued operations in accordance with APB Opinion No. 30. The Company's last DOE management and operations contract expired in 1997. The Company is in the process of negotiating contract closeouts and does not anticipate incurring any material loss in excess of previously established reserves.

         In July 2001, the Company approved a plan to sell its Security and Detection Systems business. The results of operations of the Security and Detection Systems business were previously reported as part of the Instruments segment. In October 2001, The Company approved a plan to sell its Fluid Sciences segment. The Company has accounted for the plan to sell both businesses as discontinued operations in accordance with APB Opinion No. 30, and accordingly, the results of operations of the Security and Detection Systems business and the Fluid Sciences segment have been segregated from continuing operations and reported as a separate line on the Company's Consolidated Income Statements.

         Summary operating results of the discontinued operations for the Technical Services and Fluid Sciences segments and the Security and Detection Systems business (through December 31, 2000) were as follows:

(IN THOUSANDS)                                              2000             1999              1998
--------------                                              ----             ----              ----
Sales............................................    $     359,735    $     615,070     $     862,750
Costs and Expenses ..............................          305,829          546,454           808,196
                                                     -------------    -------------     -------------
Operating income from discontinued operations....           53,906           68,616            54,554
Other expense....................................           (8,394)           (9560)           (1,439)
                                                     -------------    --------------    --------------
Income from discontinued operations before
     income taxes ...............................           45,512           59,056            53,115
Provision for income taxes ......................           18,723           21,931            22,614
                                                     -------------    -------------     -------------
Income from discontinued operations, net of
     income taxes ...............................    $      26,789    $      37,125     $      30,501
                                                     =============    =============     =============

NOTE 8.          EARNINGS PER SHARE

         Basic earnings per share was computed by dividing net income by the weighted-average number of common shares outstanding during the year. Diluted earnings per share was computed by dividing net income by the weighted-average number of common shares outstanding plus all potentially dilutive common shares outstanding, primarily shares issuable upon the exercise of stock options using the treasury stock method. The following table reconciles the number of shares utilized in the earnings per share calculations:

(IN THOUSANDS)                                     2000             1999              1998
--------------                                     ----             ----              ----
Number of common shares -- basic .........         98,212           91,044            90,644
Effect of dilutive securities
     Stock options........................          4,022            2,030             1,032
     Other ...............................             44               64                92
                                                  -------           ------            ------
Number of common shares -- diluted........        102,278           93,138            91,768
                                                  =======           ======            ======

         Options to purchase 54,400 and 184,000 shares of common stock were not included in the computation of diluted earnings per share for 2000 and 1998, respectively, because the options' exercise prices were greater than the average market price of the common shares and thus their effect would have been antidilutive. Additionally, the Company's zero coupon senior convertible debentures (See Note 14) are currently convertible into 10.8 million shares of the Company's common stock at approximately $42.50 per share. Conversion of the debentures was not assumed in the computation of diluted earnings per share because the effect of assumed conversion would have been antidilutive.

NOTE 9.          ACCOUNTS RECEIVABLE

         Accounts receivable were net of reserves for doubtful accounts of $13.3 million and $11.7 million as of December 31, 2000 and January 2, 2000, respectively. The increase is primarily due to the higher revenues in 2000 versus 1999 and the inclusion of NEN in 2000.

NOTE 10.         INVENTORIES

         Inventories as of December 31, 2000 and January 2, 2000, consisted of the following:

(IN THOUSANDS)                             2000              1999
--------------                             ----              ----
Raw materials...............        $      61,564     $      81,606
Work in progress............               46,785            21,272
Finished goods .............               82,177            73,838
                                    -------------     -------------
                                    $     190,526     $     176,716
                                    =============     =============

         The increase in inventories was primarily due to the acquisition of NEN in 2000.

NOTE 11.         PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment, at cost, as of December 31, 2000 and January 2, 2000 consisted of the following:

(IN THOUSANDS)                                       2000              1999
--------------                                       ----              ----
Land .....................................    $      23,767     $      23,815
Building and leasehold improvements.......          125,830           105,349
Machinery and equipment...................          274,544           244,066
                                              -------------     -------------
                                              $     424,141     $     373,230
                                              =============     =============

         Increases in property, plant and equipment due to the acquisition of NEN and capital expenditures during 2000 were partially offset by decreases resulting from dispositions and the effect of translating fixed assets denominated in non-U.S. currencies at current exchange rates.

NOTE 12.          INVESTMENTS

         Investments as of December 31, 2000 and January 2, 2000 consisted of the following:

(IN THOUSANDS)                                         2000              1999
--------------                                         ----              ----
Marketable investments .....................    $      21,936     $      11,082
Joint venture and other investments.........           14,290             3,115
                                                -------------     -------------
                                                $      36,226     $      14,197
                                                =============     =============

         The primary components of the increase in investments in 2000 versus 1999 are certain strategic alliances and equity investments made through the Company's Life Sciences and Optoelectronics segments.

         Joint venture investments are accounted for using the equity method. Marketable investments consisted of trust assets which were carried at market value and were primarily invested in common stocks and fixed-income securities to meet the supplemental executive retirement plan obligation, as well as an $8 million equity investment in Genomic Solutions made in 2000. The market values were based on quoted market prices. As of December 31, 2000 the fixed-income securities, on average, had maturities of approximately 15 years.

         The net unrealized holding gain on marketable investments, net of deferred income taxes, reported as a component of accumulated other comprehensive income (loss) in stockholders' equity, was $0.9 million and $0.4 million at December 31, 2000 and January 2, 2000, respectively. During 2000, the Company completed a strategic alliance with and made an initial $5 million investment in Bragg Photonics, a maker of key fiber optic components. The Company's initial 13% investment in Bragg Photonics was increased to 26% during the year for a total investment at December 31, 2000 of $10 million.

         Marketable investments classified as available for sale as of December 31, 2000 and January 2, 2000 consisted of the following:

                                                             GROSS UNREALIZED HOLDING
                                      MARKET                 ------------------------
(IN THOUSANDS)                        VALUE        COST         GAINS     (LOSSES)
--------------                        -----        ----         -----     --------
2000
    Common stocks................   $  17,356    $  16,021    $   1,689    $    (354)
    Fixed-income security........       4,143        4,074           69           --
    Other........................         437          492           --          (55)
                                    ---------    ---------    ---------    ---------
                                    $  21,936    $  20,587    $   1,758    $    (409)
                                    =========    =========    =========    =========
1999
    Common stocks ...............   $   7,046    $   6,345    $     721    $     (20)
    Fixed-income security........       3,360        3,449           --          (89)
    Other........................         676          652           24           --
                                    ---------    ---------    ---------    ---------
                                    $  11,082    $  10,446    $     745    $    (109)
                                    =========    =========    =========    =========

NOTE 13.          INTANGIBLE ASSETS

         Intangible assets consist mainly of goodwill from acquisitions accounted for using the purchase method of accounting, representing the excess of cost over the fair market value of the net assets of the acquired businesses. Goodwill is being amortized over periods of 10-40 years. Goodwill, net of accumulated amortization, was $631 million and $386 million at December 31, 2000 and January 2, 2000, respectively. Other identifiable intangible assets from acquisitions include patents, trademarks, trade names and developed technology and are being amortized over periods of 10-40 years. Other identifiable intangible assets, net of accumulated amortization, were $256 million and $172 million at December 31, 2000 and January 2, 2000, respectively. Intangible assets as of December 31, 2000 and January 2, 2000 consisted of the following:

(IN THOUSANDS)                                           2000              1999
--------------                                           ----              ----
Goodwill .....................................    $     677,029     $     438,406
Other identifiable intangible assets..........          293,900           178,550
                                                  -------------     -------------
                                                        970,929           616,956
Less:  Accumulated amortization ..............           84,360            59,000
                                                  -------------     -------------
                                                  $     886,569     $     557,956
                                                  =============     =============

         The increase in intangible assets resulted primarily from the NEN acquisition.

NOTE 14.          DEBT

         Short-term debt at December 31, 2000 was $183 million and was comprised primarily of commercial paper borrowings. The weighted average interest rate on the commercial paper borrowings, which had maturities of 60 days or less, was 6.7%.

         Short-term debt at January 2, 2000 was $382 million and included one-year promissory notes of $150 million issued to PE Corp. at an interest rate of 5%, money market loans of $85 million and commercial paper borrowings of $140 million.

         In March 2001, the Company's $300 million revolving credit facility was refinanced and will expire in March 2002 and the Company also refinanced an additional $100 million revolving credit facility which expires in March 2006. These agreements, which serve as backup facilities for the commercial paper borrowings, have no significant commitment fees. There were no amounts outstanding under these lines at December 31, 2000 or January 2, 2000.

         At December 31, 2000 and January 2, 2000, long-term debt was $583.3 million and $114.9 million, respectively, and included $115 million of unsecured ten-year notes issued in October 1995 at an interest rate of 6.8%, which mature in 2005 as well as $460 million of zero coupon senior convertible debentures described below. The carrying amount of the unsecured ten-year notes approximated the estimated fair value at December 31, 2000, based on a quoted market price. The estimated fair value of the convertible debentures approximated $558 million at December 31, 2000, also based on a quoted market price.

         In August 2000, the Company sold zero coupon senior convertible debentures with an aggregate purchase price of $460 million. The Company used the offering's net proceeds of approximately $448 million to repay a portion of its commercial paper borrowings, which had been increased temporarily to finance the NEN acquisition. Deferred issuance costs of $12 million were recorded as a noncurrent asset and are being amortized over three years. The debentures, which were offered by a prospectus supplement pursuant to the Company's effective shelf registration statement, are due August 2020, and were priced with a yield to maturity of 3.5%. At maturity, the Company will repay $921 million, comprised of $460 million of original purchase price plus accrued original issue discount. The Company may redeem some or all of the debentures at any time on or after August 7, 2003 at a redemption price equal to the issue price plus accrued original issue discount through the redemption date. Holders of the debentures may require the Company to repurchase some or all of the debentures in August 2003 and August 2010, or at any time when there is a change in control of the Company, as is customary and ordinary for debentures of this nature, at a repurchase price equal to the initial price to the public plus accrued original issue discount through the date of the repurchase. The debentures are currently convertible into 10.8 million shares of the Company's common stock at approximately $42.50 per share.

         In connection with the completion of the NEN acquisition on July 31, 2000, the Company paid approximately $350 million in cash as a part of the purchase price. In addition, the Company repaid approximately $50 million of outstanding indebtedness of NEN. The Company financed the acquisition and repayment of the outstanding indebtedness with $410 million of commercial paper borrowings with a weighted-average interest rate of 7%. These short-term borrowings were repaid in early August with proceeds from the issuance of long-term convertible debentures, as discussed above.

NOTE 15.          ACCRUED EXPENSES

         Accrued expenses as of December 31, 2000 and January 2, 2000 consisted of the following:

(IN THOUSANDS)                                             2000              1999
--------------                                             ----              ----
Payroll and incentives .........................    $      34,498     $      26,285
Employee benefits ..............................           42,126            44,375
Federal, non-U.S. and state income taxes........           39,973            47,808
Other accrued operating expenses ...............          180,299           141,767
                                                    -------------     -------------
                                                    $     296,896     $     260,235
                                                    =============     =============

         The increase is due primarily to the inclusion of NEN, which was acquired in 2000.

NOTE 16.          EMPLOYEE BENEFIT PLANS

         The following employee benefit plan disclosures include amounts and information, on a combined basis, for both the continuing and discontinued operations of the Company.

         Savings Plan: The Company has a savings plan for the benefit of qualified U.S. employees. Under this plan, the Company contributes an amount equal to the lesser of 55% of the amount of the employee's voluntary contribution or 3.3% of the employee's annual compensation. Savings plan expense charged to continuing operations was $5.4 million in 2000, $3.9 million in 1999, and $2.7 million in 1998.

         Pension Plans: The Company has defined benefit pension plans covering substantially all U.S. employees and non-U.S. pension plans for non-U.S. employees. The plans provide benefits that are based on an employee's years of service and compensation near retirement. Assets of the U.S. plan are comprised primarily of equity and debt securities.

         Net periodic pension cost included the following components:

(IN THOUSANDS)                                    2000             1999              1998
--------------                             -------------    -------------     -------------

Service cost ..........................    $       6,063    $       8,539     $       9,365
Interest cost .........................           16,974           19,528            18,300
Expected return on plan assets.........          (17,998)         (23,130)          (23,360)
Net amortization and deferral..........             (487)            (645)             (825)
                                           -------------    -------------     -------------
                                           $       4,552    $       4,292     $       3,480
                                           =============    =============     =============

         The following table sets forth the changes in the funded status of the principal U.S. pension plan and the principal non-U.S. pension plans and the amounts recognized in the Company's consolidated balance sheets as of December 31, 2000 and January 2, 2000.

                                                                                2000                        1999
                                                                      ------------------------    ------------------------
(IN THOUSANDS)                                                        NON-U.S.        U.S.        NON-U.S.        U.S.
--------------                                                       -----------   -----------    ----------    ----------

Actuarial present value of benefit obligations:
Accumulated benefit obligations .................................    $    63,518   $   157,587    $   84,110    $  144,588
                                                                     ===========   ===========    ==========    ==========
Projected benefit obligations at beginning of year...............    $    91,888   $   171,106    $   32,571    $  259,468
AI projected benefit obligations at date of acquisition..........             --            --        67,780            --
Service cost ....................................................          1,439         4,624         1,528         7,011
Interest cost ...................................................          4,778        12,196         3,872        15,656
Benefits paid ...................................................         (3,398)       (9,677)       (2,345)      (11,802)
Actuarial loss (gain) ...........................................         (4,168)       (3,898)       (4,489)        1,859
Effect of exchange rate changes .................................         (6,251)           --        (7,029)           --
Dispositions ....................................................        (17,584)           --            --            --
Settlement loss - discontinued operations .......................             --            --            --        20,316
Curtailment gain - discontinued operations ......................             --            --            --       (13,798)
Reduction of projected benefit obligations-discontinued operations            --            --            --      (107,604)
                                                                     -----------   -----------    ----------    ----------
Projected benefit obligations at end of year ....................         66,704       174,351        91,888       171,106
                                                                     -----------   -----------    ----------    ----------
Fair value of plan assets at beginning of year ..................             --       254,535            --       310,024
Actual return on plan assets.....................................             --       (14,038)           --        65,040
Benefits paid and plan expenses .................................             --        (9,678)           --       (12,679)
Transfer out - discontinued operations...........................             --          (472)           --      (107,850)
                                                                     -----------   -----------    ----------    ----------
Fair value of plan assets at end of year ........................             --       230,347            --       254,535
                                                                     -----------   -----------    ----------    ----------
Plan assets less (greater) than projected benefit obligations ...         66,704       (55,996)       91,888       (83,429)
Unrecognized net transition asset................................             --           512            --         1,024
Unrecognized prior service costs ................................           (732)          (52)         (918)          (54)
Unrecognized net gain ...........................................          3,252        19,469         2,385        48,078
                                                                     -----------   -----------    ----------    ----------
Accrued pension liability (asset) ...............................    $    69,224   $   (36,067)   $   93,355    $  (34,381)
                                                                     ===========   ===========    ==========    ==========

Actuarial assumptions as of the year-end measurement date:
   Discount rate ................................................            6.0%          7.5%          5.8%          7.5%
   Rate of compensation increase ................................            3.3%          4.5%          3.5%          4.5%
   Expected rate of return on assets ............................             --           9.0%           --           9.0%

         Non-U.S. accrued pension liabilities classified as long-term liabilities totaled $86 million and $122 million as of December 31, 2000 and January 2, 2000, respectively. The U.S. pension asset was classified as other noncurrent assets.

         The Company also sponsors a supplemental executive retirement plan to provide senior management with benefits in excess of normal pension benefits. At December 31, 2000 and January 2, 2000, the projected benefit obligations were $16.4 million and $14.9 million, respectively. Assets with a fair value of $9.2 million and $9.8 million segregated in a trust, were available to meet this obligation as of December 31, 2000 and January 2, 2000, respectively. Pension expense for this plan was approximately $2.0 million in 2000, $1.8 million in 1999 and $1.4 million in 1998.

         Postretirement Medical Plans: The Company provides health care benefits for eligible retired U.S. employees under a comprehensive major medical plan or under health maintenance organizations where available. The majority of the Company's U.S. employees become eligible for retiree health benefits if they retire directly from the Company and have at least ten years of service. Generally, the major medical plan pays stated percentages of covered expenses after a deductible is met and takes into consideration payments by other group coverage's and by Medicare. The plan requires retiree contributions under most circumstances and has provisions for cost-sharing changes. For employees retiring after 1991, the Company has capped its medical premium contribution based on employees' years of service. The Company funds the amount allowable under a 401(h) provision in the Company's defined benefit pension plan. Assets of the plan are comprised primarily of equity and debt securities.

         Net periodic post-retirement medical benefit cost (credit) included the following components:

(IN THOUSANDS)                                   2000             1999              1998
--------------                                   ----             ----              ----
Service cost .......................      $         232    $         289     $         360
Interest cost ......................                992            1,036             1,250
Expected return on plan assets......             (1,219)          (1,304)           (1,245)
Net amortization and deferral.......             (1,516)          (1,022)             (402)
                                          -------------    -------------     -------------
                                          $      (1,511)   $      (1,001)    $         (37)
                                          =============    =============     =============

         The following table sets forth the changes in the postretirement medical plan's funded status and the amounts recognized in the Company's consolidated balance sheets at December 31, 2000 and January 2, 2000:

(IN THOUSANDS)                                                                           2000              1999
--------------                                                                           ----              ----
Actuarial present value of benefit obligations:
     Retirees .................................................................   $      10,379     $      13,672
     Active employees eligible to retire ......................................             371               800
     Other active employees....................................................           2,117             5,256
                                                                                  -------------     -------------
Accumulated benefit obligations at beginning of year ..........................          12,867            19,728
                                                                                  -------------     -------------
Service cost ..................................................................             232               289
Interest cost .................................................................             992             1,036
Benefits paid .................................................................          (1,196)           (1,204)
Actuarial loss (gain)..........................................................             430            (2,782)
Plan adjustments...............................................................             530                --
Settlement loss - discontinued operations......................................              --               381
Curtailment gain - discontinued operations ....................................              --            (2,350)
Reduction of projected benefit obligations - discontinued operations ..........              --            (2,231)
                                                                                  -------------     -------------
Change in accumulated benefit obligations during the year......................             988            (6,861)
                                                                                  -------------     -------------
     Retirees .................................................................          10,651            10,379
     Active employees eligible to retire ......................................             400               371
     Other active employees....................................................           2,804             2,117
                                                                                  -------------     -------------
Accumulated benefit obligations at end of year.................................          13,855            12,867
                                                                                  -------------     -------------
Fair value of plan assets at beginning of year.................................          14,474            15,255
Actual return on plan assets ..................................................            (590)            3,214
Benefits paid and plan expenses................................................          (1,630)             (757)
Transfer out - discontinued operations ........................................              --            (3,238)
                                                                                  -------------     -------------
Fair value of plan assets at end of year ......................................          12,254            14,474
Fair value of plan assets less (greater) than accumulated benefit obligations .           1,601            (1,605)
Unrecognized prior service costs ..............................................            (489)               --
Unrecognized net gain..........................................................           4,614             9,234
                                                                                  -------------     -------------
Accrued post-retirement medical liability .....................................   $       5,726     $       7,629
                                                                                  =============     =============

Actuarial assumptions as of the year-end measurement date:
     Discount rate ............................................................            7.5%              7.5%
     Expected rate of return on assets ........................................            9.0%              9.0%
     Health care cost trend rate:
         First year ...........................................................            8.0%              9.0%
         Ultimate .............................................................            5.5%              5.5%
         Time to reach ultimate................................................         3 years           4 years

         The accrued postretirement medical liability included $4.7 million and $6.6 million classified as long-term liabilities as of December 31, 2000 and January 2, 2000, respectively.

         If the health care cost trend rate was increased 1%, the accumulated postretirement benefit obligations would have increased by approximately $0.6 million at December 31, 2000. The effect of this increase on the annual cost for 2000 would have been approximately $42,000. If the health care cost trend rate was decreased 1%, the accumulated postretirement benefit obligations would have decreased by approximately $0.5 million at December 31, 2000. The effect of this decrease on the annual cost for 2000 would have been approximately $37,000.

         Deferred Compensation Plans: During 1998, the Company implemented certain nonqualified deferred compensation programs that provide benefits payable to officers and certain key employees or their designated beneficiaries at specified future dates, upon retirement or death. Benefit payments under these plans are funded by a combination of contributions from participants and the Company.

         Other: In April 1999, the Company's stockholders approved the 1999 Incentive Plan, under which cash performance awards as well as an aggregate of
3.5 million shares of the Company's common stock were made available for option grants, restricted stock awards, performance units and other stock-based awards.

NOTE 17.         REIMBURSEMENT OF INVESTED CAPITAL

         In 1997, the Company received a $30.4 million payment as part of the negotiation of a joint development contract. This payment represented a $27 million reimbursement of previously invested capital, which will be amortized to income over the estimated life of the related assets, and a $3.4 million reimbursement of cost of capital, which was included in other income. The reimbursement, net of accumulated amortization, included in long-term liabilities was $11 million as of December 31, 2000 and $15.3 million as of January 2, 2000.

NOTE 18.         COMMITMENTS AND CONTINGENCIES

         The Company is subject to various claims, legal proceedings and investigations covering a wide range of matters that arise in the ordinary course of its business activities. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be resolved unfavorably to the Company. The Company has established accruals for matters that are probable and reasonably estimable. Management believes that any liability that may ultimately result from the resolution of these matters in excess of amounts provided will not have a material adverse effect on the financial position or results of operations of the Company.

         In addition, the Company is conducting a number of environmental investigations and remedial actions at current and former Company locations and, along with other companies, has been named a potentially responsible party (PRP) for certain waste disposal sites. The Company accrues for environmental issues in the accounting period that the Company's responsibility is established and when the cost can be reasonably estimated. The Company has accrued $5.4 million as of December 31, 2000, representing management's estimate of the total cost of ultimate disposition of known environmental matters. Such amount is not discounted and does not reflect any recovery of any amounts through insurance or indemnification arrangements. These cost estimates are subject to a number of variables, including the stage of the environmental investigations, the magnitude of the possible contamination, the nature of the potential remedies, possible joint and several liability, the timeframe over which remediation may occur and the possible effects of changing laws and regulations. For sites where the Company has been named a PRP, management does not currently anticipate any additional liability to result from the inability of other significant named parties to contribute. The Company expects that such accrued amounts could be paid out over a period of up to five years. As assessments and remediation activities progress at each individual site, these liabilities are reviewed and adjusted to reflect additional information as it becomes available. There have been no environmental problems to date that have had or are expected to have a material effect on the Company's financial position or results of operations. While it is reasonably possible that a material loss exceeding the amounts recorded may have been incurred, the preliminary stages of the investigations make it impossible for the Company to reasonably estimate the range of potential exposure.

         During the third quarter of 2001 the Company received notice from the Internal Revenue Service (IRS) that a previously brought US Tax Court case had been settled in the Company's favor, resulting in a immaterial refund. The total additional tax proposed by the IRS previously amounted to $74 million plus interest.

NOTE 19.         RISKS AND UNCERTAINTIES

         For information concerning various investigations, claims, legal proceedings, environmental investigations and remedial actions, and notices from the IRS, see Note 18. For information concerning factors affecting future performance, see Management's Discussion and Analysis.

         Costs incurred under cost-reimbursable government contracts, primarily in the former Technical Services segment, which is presented as discontinued operations, are subject to audit by the government. The results of prior audits, completed through 1996, have not had a material effect on the Company.

         The Company's management and operations contracts with the DOE are presented as discontinued operations. The Company's last DOE management and operations contract expired on September 30, 1997. The Company is in the process of negotiating contract closeouts and does not anticipate incurring any material loss in excess of previously established reserves.

NOTE 20.         STOCKHOLDERS' EQUITY

         Stock-Based Compensation: Under the 1999 Incentive Plan, 3.5 million additional shares of the Company's common stock were made available for option grants, restricted stock awards, performance units and other stock-based awards. At December 31, 2000, 1.9 million shares of the Company's common stock were reserved for employee benefit plans.

         The Company has nonqualified and incentive stock option plans for officers and key employees. Under these plans, options may be granted at prices not less than 100% of the fair market value on the date of grant. Options expire 7-10 years from the date of grant, and options granted become exercisable, in ratable installments, over periods of 3-5 years from the date of grant. The Compensation Committee of the Board of Directors, at its sole discretion, may also include stock appreciation rights in any option granted. There are no stock appreciation rights outstanding under these plans.

         The following table summarizes stock option activity for the three years ended December 31, 2000:

                                                               2000                   1999                   1998
                                                      --------------------     ------------------     ----------------------
                                                                   WEIGHTED-               WEIGHTED-               WEIGHTED-
                                                       NUMBER       AVERAGE     NUMBER      AVERAGE      NUMBER    AVERAGE
(SHARES IN THOUSANDS)                                 OF SHARES      PRICE     OF SHARES     PRICE      OF SHARES    PRICE
---------------------                                 ----------   ---------  -----------  --------   ----------   --------

Outstanding at beginning of year...................        9,144    $  11.77        6,600  $  10.03        8,374   $   9.82
Granted............................................        5,564       25.39        5,422     12.97        1,136      11.41
Exercised .........................................       (3,724)      10.12       (2,218)     9.54       (2,418)      9.94
Lapsed ............................................       (1,334)      15.51         (660)    11.64         (492)     10.15
                                                      ----------              -----------             ----------
Outstanding at end of year ........................        9,650       19.52        9,144     11.77        6,600      10.03
                                                      ==========              ===========             ==========
Exercisable at end of year.........................        2,490       12.71        3,702      9.66        3,080       9.73
                                                      ==========              ===========             ==========

         The following table summarizes information about stock options outstanding at December 31, 2000:

                                                                 OPTIONS OUTSTANDING
                                                                 -------------------                        OPTIONS EXERCISABLE
                                                                       WEIGHTED-                         --------------------------
                                                                        AVERAGE           WEIGHTED-                      WEIGHTED-
                                                                       REMAINING           AVERAGE                        AVERAGE
        RANGE OF                                 NUMBER OF            CONTRACTUAL         EXERCISE        NUMBER OF      EXERCISE
     EXERCISE PRICES                              SHARES             LIFE (YEARS)           PRICE          SHARES          PRICE
     ---------------                             ---------           ------------         --------        ---------     ---------
                                           (SHARES IN THOUSANDS)
$1.55-10.82.................................         1,244             4.8            $    9.77            750       $    9.26
10.88-13.88.................................         2,316             5.6                13.13          1,376           13.22
14.22-19.86.................................         4,312             5.9                18.47            342           15.02
20.32-59.28.................................         1,778             6.6                36.77            124           47.43

         During 2000, approximately 5,564,000 options were granted pursuant to the 1999 Incentive Plan at exercise prices ranging from $19.83 per share to $59.28 per share. During 1999, 3,222,000 options were granted pursuant to the 1992 Stock Option Plan at exercise prices ranging from $12.88 per share to $14.41 per share; 842,000 options were granted pursuant to the 1999 Incentive Plan at exercise prices ranging from $14.85 per share to $19.60 per share and 500,000 options were granted to an officer at an exercise price of $13.63 per share pursuant to a plan other than the 1992 and 1999 Plans. In connection with the acquisition of Lumen Technologies, Lumen options were converted into approximately 858,000 Company stock options, effective January 5, 1999. These options had an average exercise price of $7.24 per share and were fully vested. In January 1998, the Board of Directors granted 800,000 options to an officer at an exercise price of $10.60 per share; 400,000 options were granted pursuant to the 1992 Plan, and 400,000 options were granted pursuant to a plan other than the 1992 Plan. In addition, 335,000 options were granted pursuant to the 1992 Plan at various dates in 1998 at exercise prices ranging from $11.57 per share to $15.13 per share.

         The weighted-average fair values of options granted during 2000, 1999 and 1998 were $8.83, $4.57 and $3.42, respectively. The values were estimated on the date of grant using the Black-Scholes option pricing model. The following weighted-average assumptions were used in the model:

                                             2000           1999            1998

Risk-free interest rate................         6.5%            4.9%           5.4%
Expected dividend yield................           2%              2%             2%
Expected lives.........................    3.7 years       5.5 years        6 years
Expected stock volatility..............          46%             27%            27%

         In April 1999, the Company's stockholders approved the 1998 Employee Stock Purchase Plan, whereby participating employees currently have the right to purchase common stock at a price equal to 85% of the lower of the closing price on the first day or the last day of the six-month offering period. The number of shares which an employee may purchase, subject to certain aggregate limits, is determined by the employee's voluntary contribution, which may not exceed 10% of base compensation. During 2000, the Company issued 420,288 shares under this plan at a weighted-average price of $21.84 per share. During 1999, the Company issued 716,000 shares under this plan at a weighted-average price of $11.07 per share. There remains available for sale to employees an aggregate of 3.8 million shares of the Company's stock out of 5 million shares authorized by the stockholders.

         As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company continues to apply APB Opinion No. 25 in accounting for its stock option and stock purchase plans. As required, the following table discloses pro forma net income and diluted earnings per share had compensation cost for the Company's stock-based compensation plans been determined based on the fair value approach:

(IN THOUSANDS EXCEPT PER SHARE DATA)        2000              1999              1998
------------------------------------        ----              ----              ----
Net income:
   As reported..........................$     90,520      $    154,316      $    102,002
   Pro forma............................      76,092           145,354           100,000
Diluted earnings per share:
   As reported..........................         .89              1.66              1.11
   Pro forma............................         .76              1.56              1.09

         Pro forma compensation cost may not be representative of that to be expected in future years since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years.

         Shareholder Rights Plan: Under a Shareholder Rights Plan, preferred stock purchase rights were distributed on February 8, 1995 as a dividend at the rate of one right for each share of common stock outstanding. Each right, when exercisable, entitles a stockholder to purchase one one-thousandth of a share of a new series of junior participating preferred stock at a price of $30. The rights become exercisable only if a person or group acquires 20% or more or announces a tender or exchange offer for 30% or more of the Company's common stock. This preferred stock is nonredeemable and will have 1,000 votes per share. The rights are nonvoting, expire in 2005 and may be redeemed prior to becoming exercisable. The Company has reserved 70,000 shares of preferred stock, designated as Series C Junior Participating Preferred Stock, for issuance upon exercise of such rights. If a person (an Acquiring Person) acquires or obtains the right to acquire 20% or more of the Company's outstanding common stock (other than pursuant to certain approved offers), each right (other than rights held by the Acquiring Person) will entitle the holder to purchase shares of common stock of the Company at one-half of the current market price at the date of occurrence of the event. In addition, in the event that the Company is involved in a merger or other business combination in which it is not the surviving corporation or in connection with which the Company's common stock is changed or converted, or it sells or transfers 50% or more of its assets or earning power to another person, each right that has not previously been exercised will entitle its holder to purchase shares of common stock of such other person at one-half of the current market price of such common stock at the date of the occurrence of the event.

         Comprehensive Income: The components of accumulated other comprehensive income (loss) were as follows:

                                       FOREIGN CURRENCY                           ACCUMULATED OTHER
                                          TRANSLATION        UNREALIZED GAINS       COMPREHENSIVE
(IN THOUSANDS)                            ADJUSTMENTS          ON SECURITIES        INCOME (LOSS)
--------------                            -----------          -- ----------        ------ ------
Balance, December 28, 1997..........     $     (4,380)         $         523         $    (3,857)
Current year change ................            7,723                   (137)              7,586
                                         ------------          -------------         -----------
Balance, January 3, 1999 ...........            3,343                    386               3,729
Current year change ................          (17,804)                    35             (17,769)
                                         ------------          -------------         -----------
Balance, January 2, 2000 ...........          (14,461)                   421             (14,040)
Current year change ................          (25,484)                   482             (25,002)
                                         ------------          -------------         -----------
Balance, December 31, 2000..........     $    (39,945)         $         903         $   (39,042)
                                         ============          =============         ===========

         The tax effects related to each component of other comprehensive income
(loss) were as follows:

                                                              BEFORE-TAX    TAX (PROVISION)   AFTER-TAX
(IN THOUSANDS)                                                  AMOUNT          BENEFIT        AMOUNT
--------------                                                  ------          -------        ------
2000
Foreign currency translation adjustments ....................   $  (25,484)   $        --    $  (25,484)
Unrealized losses on securities:
   Losses arising during the period .........................          673           (192)          481
   Reclassification adjustment ..............................            1             --             1
                                                                ----------    -----------    ----------
Net unrealized gains ........................................          674           (192)          482
                                                                ----------    -----------    ----------
Other comprehensive loss ....................................   $  (24,810)   $      (192)   $  (25,002)
                                                                ==========    ===========    ==========
1999
Foreign currency translation adjustments.....................   $  (17,804)   $        --    $  (17,804)
Unrealized gains on securities:
   Gains arising during the period ..........................          143            (50)           93
   Reclassification adjustment ..............................          (89)            31           (58)
                                                                ----------    -----------    ----------
Net unrealized gains ........................................           54            (19)           35
                                                                ----------    -----------    ----------
Other comprehensive loss ....................................   $  (17,750)   $       (19)   $  (17,769)
                                                                ==========    ===========    ==========
1998
Foreign currency translation adjustments.....................   $    4,608    $        --    $    4,608
Reclassification adjustment for translation
   losses realized upon sale of Sealol Industrial Seals......        3,115             --         3,115
Unrealized losses on securities arising during the period....         (211)            74          (137)
                                                                ----------    -----------    ----------
Other comprehensive income...................................   $    7,512    $        74    $    7,586
                                                                ==========    ===========    ==========


NOTE 21.         FINANCIAL INSTRUMENTS

         Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. The Company believes it had no significant concentrations of credit risk as of December 31, 2000.

         In the ordinary course of business, the Company enters into foreign exchange forward contracts for periods consistent with its committed exposures to mitigate the effect of foreign currency movements on transactions denominated in foreign currencies. Transactions covered by hedge contracts include intercompany and third-party receivables and payables. The contracts are primarily in European and Asian currencies, generally have maturities that do not exceed one month and have no cash requirements until maturity. Credit risk and market risk are minimal because the forward contracts are with very large banks, and gains and losses are offset against foreign exchange gains and losses on the underlying hedged transactions. Realized gains and losses on foreign currency instruments, which are hedges of committed transactions on assets and liabilities, are recognized at the time the underlying transaction is completed.

         Realized and unrealized gains and losses on forward contracts, which are not hedges of committed transactions, are recognized in income. The notional amount of outstanding forward contracts was approximately $190 million as of December 31, 2000 and $75 million at January 2, 2000. The carrying value as of December 31, 2000 and January 2, 2000, which approximated fair value, was not significant.

         See Notes 1, 12 and 14 for disclosures about fair values, including methods and assumptions, of other financial instruments.

NOTE 22.         LEASES

         The Company leases certain property and equipment under operating leases. Rental expense charged to continuing operations for 2000, 1999 and 1998 amounted to $17.2 million, $18.1 million and $9.4 million, respectively. Minimum rental commitments under noncancelable operating leases are as follows: $15.0 million in 2001, $7.3 million in 2002, $6.0 million in 2003, $5.0 million in 2004, $4.7 million in 2005 and $27.3 million after 2005.

         Rental expenses charged to discontinued operations for 2000, 1999 and 1998 amounted to $1.8 million, $1.1, and $0.7, respectively. Minimum rental commitments under noncancelable operating leases are as follows: $1.4 million in 2001, $1.0 million in 2002, $0.5 million in 2003, $0.3 million in 2004, $0.3 million in 2005 and $3.7 million after 2005.

NOTE 23.         INDUSTRY SEGMENT AND GEOGRAPHIC AREA INFORMATION

         In 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which changed the way the Company reports information about its operating segments. The Company's businesses are reported as three reportable segments which reflect the Company's management and structure under three strategic business units ("SBUs"). The accounting policies of the reportable segments are the same as those described in Note 1. The Company evaluates the performance of its operating segments based on operating profit. Intersegment sales and transfers are not significant.

         The operating segments and their principal products and services are:

         Life Sciences: Sample handling and measuring instruments, computer software and chemical reagents for use in bio-screening and population screening laboratories. Bio-screening activities include academic research applications and drug discovery applications in high throughput screening laboratories of major pharmaceutical companies. Population screening activities include inherited and infectious disease screening, as well as routine clinical diagnostics.

         Optoelectronics: A broad spectrum of optoelectronic products, including large area amorphous silicon detectors, high volume and high-performance specialty lighting sources, detectors, imaging devices, as well as telecom products, which include emitters, receivers and mux arrays.

         Instruments: Products and services for measurement and testing applications, including analytical instruments for the pharmaceutical, food and beverage, environmental, chemical and plastics industries.

         Sales to U.S. government agencies, which were predominantly to the Department of Defense and NASA in the former Technical Services segment, which is reflected as discontinued operations in the accompanying financial statements (see Note 7), were $326 million and $524 million in 1999 and 1998, respectively.

         Sales and operating profit by segment for the three years ended December 31, 2000 are shown in the table below:

(IN THOUSANDS)                            2000             1999              1998
--------------                            ----             ----              ----
LIFE SCIENCES
Sales............................  $     221,401    $     158,009     $     134,635
Operating Profit (Loss)..........         (3,636)          15,768             9,044
OPTOELECTRONICS
Sales............................        496,851          447,681           274,506
Operating Profit (Loss)..........         96,931           40,317            (4,133)
INSTRUMENTS
Sales............................        617,280          445,145           108,338
Operating Profit (Loss)..........         56,897          (25,334)            1,708

OTHER
Sales............................             --               --            27,667
Operating Profit.................        (17,523)          (8,181)           94,303
CONTINUING OPERATIONS
Sales............................  $   1,335,532    $   1,050,835     $     545,146
Operating Profit.................  $     132,669    $      22,570     $     100,922

         The Company's Technical Services segment, former Department of Energy segment, Detection and Security Systems business (formerly included in the Instruments segment) and Fluid Sciences segment are presented as discontinued operations and, therefore, are not included in the preceding table. The results for the periods presented included certain nonrecurring items which are discussed in the Management's Discussion and Analysis section of this document.

         Additional information relating to the Company's operating segments is as follows:

                                                        DEPRECIATION AND
                                                       AMORTIZATION EXPENSE                    CAPITAL EXPENDITURES
                                                 ---------------------------------        --------------------------------
(IN THOUSANDS)                                     2000         1999        1998          2000         1999        1998
--------------                                     ----         ----        ----          ----         ----        -------
Life Sciences................................    $  17,719    $   6,189   $   5,059    $  16,239    $   7,465    $   5,415
Optoelectronics .............................       25,967       34,430      25,615       34,242       21,155       17,256
Instruments .................................       21,172       17,019       9,925        3,881        4,818        7,774
Other .......................................          859        1,111       1,221          956        1,402        3,111
                                                 ---------    ---------   ---------    ---------    ---------    ---------
     Continuing operations...................    $  65,717    $  58,749   $  41,820    $  55,318    $  34,840    $  33,556
                                                 =========    =========   =========    =========    =========    =========
     Discontinued operations.................    $  13,431    $   8,207   $   8,559    $  15,280    $   7,593    $  12,966
                                                 =========    =========   =========    =========    =========    =========

                                                              TOTAL ASSETS

(IN THOUSANDS)                                            2000               1999
--------------                                      -------------     -------------
Life Sciences....................................   $     600,168     $     125,025
Optoelectronics..................................         512,395           448,453
Instruments......................................         720,195           821,271
Other (including discontinued operations)........         355,575           269,112
                                                    -------------     -------------
                                                    $   2,188,333     $   1,663,861
                                                    =============     =============

         The following geographic area information for continuing operations includes sales based on location of external customer and net property, plant and equipment based on physical location:

                                                           SALES
(IN THOUSANDS)                            2000             1999              1998
--------------                     -------------    -------------     -------------
U.S..............................  $     551,264    $     453,497     $     240,394
United Kingdom...................         86,081           48,067            20,139
Germany..........................         92,926           90,604            60,407
Japan ...........................         75,986           71,685            27,113
France ..........................         41,097           26,739            11,993
Italy ...........................         50,228           49,496            14,484
Other Non-U.S....................        437,950          310,747           170,616
                                   -------------    -------------     -------------
                                   $   1,335,532    $   1,050,835     $     545,146
                                   =============    =============     =============

                                     NET PROPERTY, PLANT AND
                                            EQUIPMENT
(IN THOUSANDS)                         2000              1999
--------------                  -------------     -------------
U.S.........................    $     126,414     $      99,631
Germany ....................           14,137            21,570
Finland ....................           26,356            17,277
Canada .....................           19,051            14,718
United Kingdom .............           12,376            12,822
Other Non-U.S. .............           38,432            23,544
                                -------------     -------------
                                $     236,766     $     189,562
                                =============     =============

NOTE 24.         QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

         Selected quarterly financial information follows:

                                                            FIRST       SECOND        THIRD       FOURTH
(IN THOUSANDS EXCEPT PER SHARE DATA)                       QUARTER      QUARTER      QUARTER      QUARTER         YEAR

2000
Sales................................................      $311,752     $309,169     $340,140     $374,471     $1,335,532
Operating income from continuing operations .........        31,373       36,973        9,005       55,318        132,669
Income (loss) from continuing operations before
  income taxes                                               25,141       30,811       (2,552)      45,577         98,977
Income (loss) from continuing operations ............        17,396       22,654      (10,275)      29,503         59,278
Net income ..........................................        16,243       35,573        2,080       36,624         90,520
Basic earnings (loss) per share:
     Continuing operations ..........................          0.18         0.23        (0.10)        0.30           0.60
     Net income .....................................          0.17         0.36         0.02         0.37           0.92
Diluted earnings (loss) per share:
     Continuing operations ..........................          0.17         0.22        (0.10)        0.28           0.58
     Net income .....................................          0.16         0.35         0.02         0.35           0.89
     Cash dividends per common share ................          0.07         0.07         0.07         0.07           0.28
Market price of common stock:
     High ...........................................         39.63        34.38        53.50        59.57          59.57
     Low ...........................................    .     19.53        25.00        31.07        44.53          19.53
     Close ..........................................         33.25        33.07        52.19        52.50          52.50
1999
Sales    ............................................      $171,179    $ 227,706    $ 306,735     $345,215     $1,050,835
Operating income (loss) from continuing operations ..         9,819       (8,515)     (13,066)      34,332         22,570
Income (loss) from continuing operations
     before income taxes ............................         6,089      (11,868)     (18,421)      35,696         11,496
Income (loss) from continuing operations.............         5,727      (11,313)     (11,565)      24,062          6,911
Net income ..........................................        14,087        3,617      103,773       32,839        154,316
Basic earnings (loss) per share:
     Continuing operations ..........................          0.06        (0.12)       (0.13)        0.26           0.08
     Net income .....................................          0.16         0.04         1.13         0.36           1.69
Diluted earnings (loss) per share:
     Continuing operations ..........................          0.06        (0.12)       (0.13)        0.25           0.07
     Net income .....................................          0.15         0.04         1.13         0.35           1.66
     Cash dividends per common share ................          0.07         0.07         0.07         0.07           0.28
Market price of common stock:
     High ...........................................         15.10        18.13        19.97        22.50          22.50
     Low ............................................         12.75        13.25        15.75        18.32          12.75
     Close ..........................................         13.38        17.88        19.38        20.85          20.85



NOTE 25.          SUBSEQUENT EVENT

  Stock Split

          At the Company's April 24, 2001 Annual Meeting of Stockholders, an increase in the number of authorized shares of common stock from 100,000,000 to 300,000,000 was approved. At the April 24, 2001 Board of Directors' Meeting a two-for-one stock split was approved and was effected on June 1, 2001 by means of a 100% stock dividend to stockholders of record on May 15, 2001.

NOTE 26.          EVENTS (UNAUDITED) SUBSEQUENT TO DATE OF AUDITORS' REPORT

  Acquisition

          On November 13, 2001 the Company completed the acquisition of Packard Bioscience Company (Packard). Packard is a leading supplier of automated liquid handling, sample preparation tools and advanced biochip technologies and generated sales of approximately $165 million for its fiscal year ended December 31, 2000. The transaction was a stock merger whereby the shareholders of Packard received 0.311 shares of the Company's common stock for each share of Packard common stock. Excluding assumed options, the Company expects to issue approximately 21.7 million shares of its common stock in the transaction. The transaction will be accounted for as a purchase in accordance with recently issued SFAS No. 141, Business Combinations, and SFAS No. 142, Intangible Assets, whereby the purchase price will be allocated to the assets, including all intangible assets, and liabilities assumed based on their respective fair values.

I F.     REPORT OF INDEPENDENT ACCOUNTANTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of PerkinElmer, Inc.:

         We have audited the accompanying consolidated balance sheets of PerkinElmer, Inc. (a Massachusetts corporation) and subsidiaries as of December 31, 2000 and January 2, 2000 and the related consolidated statements of income, stockholders' equity and cash flows for the years ended December 31, 2000, January 2, 2000, and January 3, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PerkinElmer, Inc. and subsidiaries as of December 31, 2000 and January 2, 2000, and the results of their operations and their cash flows for the years ended December 31, 2000, January 2, 2000 and January 3, 1999 in conformity with accounting principles generally accepted in the United States.

/s/ ARTHUR ANDERSEN LLP
________________________________________
Boston, Massachusetts
January 25, 2001 (except with respect to the matters discussed in Notes 7, 18 and 25, for which the dates are November 9, 2001, September 20, 2001 and
June 1, 2001, respectively)

II.    OTHER ANNUAL INFORMATION

II A.  SELECTED FINANCIAL INFORMATION FOR THE FIVE YEARS ENDED DECEMBER 31, 2000

                       PERKINELMER, INC. AND SUBSIDIARIES

                         SELECTED FINANCIAL INFORMATION
                   FOR THE FIVE YEARS ENDED DECEMBER 31, 2000

(IN THOUSANDS WHERE APPLICABLE)                             2000         1999         1998         1997            1996

OPERATIONS:

Sales................................................  $ 1,335,532   $ 1,050,835    $ 545,146     $653,144       $514,919
Operating income (loss) from continuing operations ..      132,669        22,570      100,922       (8,411)         9,856
Income (loss) from continuing operations.............       59,278         6,911       71,501       (9,126)         7,856
Income from discontinued operations,
     net of income taxes ............................       26,789        37,125       30,501       42,818         52,300
Gain on dispositions of discontinued
     operations, net of income taxes ................        4,453       110,280           --           --             --
Net income...........................................       90,520       154,316      102,002       33,692         60,156
Basic earnings (loss) per share:
     Continuing operations ..........................         0.60          0.08         0.79        (0.10)          0.08
     Discontinued operations ........................         0.32          1.62         0.34         0.47           0.55
     Net income .....................................         0.92          1.69         1.13         0.37           0.64
Diluted earnings (loss) per share:
     Continuing operations ..........................         0.58          0.07         0.78        (0.10)          0.08
     Discontinued operations ........................         0.31          1.58         0.33         0.47           0.55
     Net income......................................         0.89          1.66         1.11         0.37           0.63
Weighted-average common shares outstanding:
     Basic...........................................       98,212        91,044       90,644       91,514         94,596
     Diluted.........................................      102,278        93,138       91,768       91,796         94,944

FINANCIAL POSITION:
Total assets.........................................  $ 2,188,333   $ 1,663,861   $1,069,136     $719,050    $   689,838
Short-term debt .....................................      183,110       382,328      161,548       46,167         21,499
Long-term debt ......................................      583,337       114,855      129,830      114,863        114,923
Long-term liabilities ...............................      230,987       196,446      124,768       96,014         73,199
Stockholders' equity ................................      728,389       550,776      399,667      328,388        365,106
Total debt/total capital ............................           51%           47%          42%          33%            27%
Common shares outstanding ...........................       99,548        92,732       89,492       90,666         92,618

CASH FLOWS:
Cash flows from continuing operations................  $    98,183   $    93,743    $  15,274    $ (26,250)    $   17,682
Cash flows from discontinued operations .............       47,365        22,086       54,281       23,651         62,476
Cash flows from operating activities ................      145,548       115,829       69,555       (2,599)        80,158
Depreciation and amortization from continuing
     operations .....................................       65,717        58,749       41,820       31,643         24,644
Capital expenditures for continuing operations.......       55,318        34,840       33,556       33,638         50,063
Purchases of common stock............................       10,589           970       41,217       28,104         30,760
Cash dividends per common share .....................          .28           .28          .28          .28            .28

Note: The information presented above includes in-process research and development charges, revaluation of acquired inventory, gains, restructuring and other nonrecurring items discussed in greater detail within Management's Discussion and Analysis of Results of Operations and Financial Condition.

II B. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION RELATING TO ANNUAL FINANCIAL INFORMATION

OVERVIEW

         Fiscal 2000 represented the third year of the Company's transformation into a global, high technology leader. During 2000, the Company continued its focus on shifting the portfolio of businesses to higher growth potential. The Company completed several acquisitions and divestitures including:

         -        acquisition of NEN Life Sciences

         -        divestiture of Judson business

         -        divestiture of IC Sensors business

         In the second quarter of 2001, the Company announced its plan to dispose of its Security and Detection Systems business. In the third quarter of 2001, the Company announced its plan to dispose of its Fluid Sciences operating segment. Both businesses have appropriately been reflected as discontinued operations in the Company's consolidated financial statements.

         These transactions resulted in gains from divestitures, acquisition-related charges and restructuring charges. The table presented below reconciles the reported results of the Company in the accompanying financial statements to the financial results before nonrecurring items. On this adjusted basis, EPS increased 22% during 2000 to $1.05 versus $.86 in 1999. Cash EPS increased 25% to $1.34 in 2000 versus $1.07 in 1999.

                                                   2000           1999
                                                 --------       --------
Diluted EPS, as reported ....................    $    .89       $   1.66
Gains on dispositions .......................        (.28)         (1.32)
Acquisition and divestiture related charges .         .39            .26
Restructuring related charges ...............         .05            .26
                                                 --------       --------
"Adjusted" EPS ..............................        1.05            .86
Goodwill and intangibles amortization .......         .29            .21
                                                 --------       --------
"Cash" EPS ..................................    $   1.34       $   1.07
                                                 ========       ========

         Excluding results of discontinued operations, 2000 adjusted EPS was $0.67 versus $0.40 in 1999, representing an increase of 68%.

ACQUISITIONS AND DIVESTITURES

         On July 31, 2000, the Company completed its acquisition of NEN Life Sciences, Inc. (NEN), a provider of state-of-the-art drug discovery products, services, reagents and technologies to the life sciences industry.

         The Company purchased NEN from an investor group led by Genstar Capital LLC for an aggregate purchase price of approximately $400 million. In connection with the acquisition, the Company paid approximately $350 million in cash and issued warrants to purchase approximately 600,000 shares of the Company's common stock in exchange for all of the outstanding shares, options and warrants of NEN. In addition, the Company repaid approximately $50 million of outstanding indebtedness of NEN. The Company financed the acquisition and repayment of the outstanding indebtedness with $410 million of commercial paper borrowings with a weighted-average interest rate of 7%. These short-term borrowings were repaid in early August with proceeds from the issuance of long-term convertible debentures.

         NEN's operations, included in the consolidated results of the Company from the date of acquisition, are reported in the Life Sciences segment. The acquisition was accounted for as a purchase under APB Opinion No.16, and the Company allocated the purchase price of NEN based on the fair values of the net assets acquired and liabilities assumed. The allocation of the purchase price has not yet been finalized, however, the Company does not expect material changes. Portions of the purchase price, including intangible assets, were valued by independent appraisers utilizing customary valuation procedures and techniques. These intangible assets included approximately $24.3 million for acquired in-process R&D for projects that had not reached technological feasibility as of the acquisition date and for which no alternative use existed. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the in-process R&D projects; these costs were expensed in the third quarter of 2000. Other acquired intangible assets totaling $75.9 million included the fair value of trade names, trademarks, patents and developed technology. Goodwill of $270.8 million resulting from the acquisition of NEN is being amortized over 20 years. Approximately $4 million has been recorded as accrued restructuring costs in connection with the acquisition of NEN. The restructuring plans include initiatives to integrate the operations of the Company and NEN, and to reduce overhead. The primary components of these plans relate to employment costs, consolidation of certain facilities, and the termination of certain leases and other contractual obligations. Management is in the process of developing its restructuring plans related to NEN, and accordingly, the amounts recorded are based on management's current estimate of these costs. The Company will finalize these plans during 2001, and the majority of the restructuring actions are expected to occur during 2001.

         On May 28, 1999, the Company completed its acquisition of the Analytical Instruments Division (AI) of PE Corp. for an aggregate purchase price of approximately $425 million, plus acquisition costs. In addition, under the terms of the Purchase Agreement dated March 8, 1999 between the Company and PE Corp. (the "Purchase Agreement"), the Company assumed German and other pension liabilities of approximately $65 million. These pension liabilities were historically funded on a pay-as-you go basis, and the funding going-forward is expected to remain consistent. The acquisition was accounted for as a purchase under Accounting Principles Board (APB) Opinion No. 16 and the Company allocated the purchase price of AI based on the fair values of the net assets acquired and liabilities assumed. AI produces high-quality analytical testing instruments and consumables, and generated 1998 fiscal year sales of $569 million. AI's operations are reported in the Company's Instruments segment. Portions of the purchase price, including intangible assets, were valued by independent appraisers utilizing customary valuation procedures and techniques. These intangible assets included approximately $23 million for acquired in-process R&D. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the in-process R&D projects. At the date of the acquisition of AI, the development of these projects had not yet reached technological feasibility, and the R&D in process had no alternative future uses. Accordingly, these costs were expensed in the second quarter of 1999. Other acquired intangibles totaling $163.8 million included the fair value of trade names, trademarks, patents and developed technology. These intangibles are being amortized over their respective estimated useful lives ranging from 10-40 years. Goodwill resulting from the acquisition of AI is being amortized over 40 years. Approximately $28 million was recorded as accrued restructuring charges in connection with the acquisition of AI. The restructuring plans include initiatives to integrate the operations of the Company and of AI, and reduce overhead. The primary components of these plans relate to: (a) employee termination benefits and related costs for approximately 20% of the acquired workforce of approximately 3,000 employees; (b) consolidation or shutdown of certain operational facilities worldwide and (c) termination of certain leases and other contractual obligations.

         During the second quarter of 2000, the Company finalized its restructuring plan for AI. Based on continued aggressive actions by the Company to improve the cost structure of the acquired business, and increased costs related primarily to employment integration, the Company adjusted its original estimate of restructuring costs in connection with purchase accounting. The majority of the remaining restructuring actions are expected to occur through fiscal 2001.

         On December 16, 1998, the Company acquired substantially all of the outstanding common stock and options of Lumen Technologies, Inc. (Lumen), maker of high-technology specialty light sources. The purchase price of approximately $253 million, which included $75 million of assumed debt, was funded with existing cash and commercial paper borrowings. The acquisition was accounted for as a purchase under APB Opinion No. 16, and the Company allocated the purchase price of Lumen based on the fair values of the assets acquired and liabilities assumed. Portions of the purchase price, including intangible assets, were valued by independent appraisers utilizing customary valuation procedures and techniques. These intangible assets included approximately $2.3 million for acquired in-process R&D for projects that did not have future alternative uses. This allocation represents the estimated fair value based on risk-adjusted cash flows related to the in-process R&D projects. At the date of the acquisition, the development of these projects had not yet reached technological feasibility, and the R&D in process had no alternative future uses. Accordingly, these costs were expensed in the fourth quarter of 1998. Acquired intangibles totaling $11.8 million included the fair value of trade names, trademarks and patents. These intangibles are being amortized over their estimated useful life of 10 years. Goodwill resulting from the Lumen acquisition is being amortized over 30 years. Approximately $5 million was recorded as accrued restructuring charges in connection with the acquisition. The restructuring plans included initiatives to integrate the operations of the Company and Lumen, and to reduce overhead. The primary components of these plans related to: (a) transfer of certain manufacturing activities to lower-cost facilities, (b) integration of the sales and marketing organization and (c) termination of certain contractual obligations. The restructuring actions have been completed.

         During the first quarter of 2000, the Company sold its micromachined sensors and specialty semiconductor businesses for cash of $24.3 million, resulting in a pre-tax gain of $6.7 million. Combined financial results of the divested businesses for 2000 and 1999 were not material to the consolidated results of the Company.

         During the fourth quarter of 2000, the Company sold its Berthold business at a pre-tax gain of $10 million. The Company has deferred gain recognition of approximately $11.9 million of sales proceeds from this divestiture in connection with certain contingencies related to the sale. Revenues for 2000 and 1999 for the divested business were $30 million and $38 million, respectively. Also during the fourth quarter of 2000, the Company recorded a pre-tax gain of $16 million from the sale of a building.

         During the second quarter of 1998, the Company sold its Sealol Industrial Seals division for cash of $100 million, resulting in a pre-tax gain of $58.3 million. The after-tax gain of this divestiture was $42.6 million. Sealol's 1998 sales prior to the disposition were $23 million and its operating income was $2.1 million. In January 1998, the Company sold its Rotron division for $103 million in cash, resulting in a pre-tax gain of $64.4 million. During the first quarter of 1998, the Company also sold a small product line for $4 million in cash, resulting in a pre-tax gain of $3.1 million. The after-tax gain of these divestitures was $45.2 million in 1998. During 2000 and 1999, in connection with the 1998 dispositions of the Company's Rotron and Sealol Industrial Seals divisions, the Company recognized approximately $3.7 million and $13.2 million, respectively, of pre-tax gains from the previously deferred sales proceeds as a result of the favorable resolution of certain events and contingencies.

         The gains described above are reported on the "Gains on Dispositions" line in the consolidated income statements.

DISCUSSION OF CONSOLIDATED RESULTS OF OPERATIONS -- 2000 COMPARED TO 1999

         Revenues for 2000 were $1,336 million, increasing $285 million, or 27%, versus revenues of $1,051 million in 1999. Revenues by segment during 2000 versus 1999 are discussed in further detail below under the caption "Segment Results of Operations."

         Due to the number of changes in the portfolio of businesses, the table presented below reconciles reported net income to net income before nonrecurring items and goodwill and intangibles amortization.

(IN THOUSANDS)                                                           2000            1999
--------------                                                      ---------       ---------
Adjusted Income from Continuing Operations .....................    $ 165,276       $  97,801
Other Expense, Net .............................................      (34,593)        (11,074)
                                                                    ---------       ---------
Adjusted Income from Continuing Operations Before Income Taxes .      130,683          86,727
Continuing Operations Nonrecurring Items:
   Acquisition-Related Charges .................................      (29,316)        (32,857)
   Gains on Dispositions .......................................       35,989          14,422
   Restructuring Charges, net ..................................       (5,809)        (33,059)
   Other Nonrecurring Items, net ...............................       (1,617)           (878)
                                                                    ---------       ---------
   Net Nonrecurring Items ......................................         (753)        (52,372)
Goodwill and Intangibles Amortization ..........................      (30,953)        (22,859)
                                                                    ---------       ---------
Income from Continuing Operations Before Income Taxes ..........       98,977          11,496
Provision for Income Taxes .....................................      (39,699)         (4,585)
                                                                    ---------       ---------
Income from Continuing Operations ..............................       59,278           6,911
Gain/Income from Discontinued Operations, Net of Income Taxes ..       31,242         147,405
                                                                    ---------       ---------
Net Income .....................................................    $  90,520       $ 154,316
                                                                    =========       =========

         Adjusted operating income before goodwill and intangibles amortization, gains, acquisition charges, restructuring and other nonrecurring items was $165.3 million in 2000 versus $100.8 million in 1999, representing an increase of $64.5 million, or 64%, during 2000. This increase during 2000 was due to higher revenues discussed above, the benefits of restructuring and productivity initiatives, and the favorable shift of the portfolio to higher margin businesses through acquisitions and divestitures completed during 2000.

SEGMENT RESULTS OF OPERATIONS

         The Company's businesses are reported as three segments, reflecting the Company's management methodology and structure. The Company's Technical Services segment, Security and Detection Systems business, previously reported as part of the Company's Instruments segment, and Fluid Sciences segment have been classified as discontinued operations. The accounting policies of the segments are the same as those described in the footnotes to the accompanying consolidated financial statements. The Company evaluates performance based on operating profit of the respective segments. The discussion that follows is a summary analysis of the primary changes in operating results by segment for 2000 versus 1999 and 1999 versus 1998.

LIFE SCIENCES

         2000 Compared to 1999

         Sales of $221.4 million for 2000 increased $63.4 million, or 40%, versus 1999. Organic revenue growth for 2000 was 18%. Higher volumes from high throughput screening, drug discovery applications, revenues from new products, and the inclusion of revenues from NEN Life Sciences acquired in August 2000, were the primary drivers of the increase in 2000 versus 1999.

         Purchase accounting and restructuring charges contributed to a reported operating loss of $3.6 million for 2000 versus reported operating income of $15.8 million in 1999. The 2000 operating loss included goodwill and intangibles amortization of $9.3 million and certain acquisition related charges and other nonrecurring items including a $24.3 million charge for acquired in-process R&D; a $1.8 million charge for the revaluation of acquired inventory; $3.9 million of net restructuring charges and $3.5 million of other acquisition-related charges. The 1999 operating profit included goodwill and intangibles amortization of $2.4 million and net restructuring charges of $5.8 million. Operating profit before goodwill and intangibles amortization and nonrecurring items for 2000 was $39.2 million, representing an increase of $15.2 million, or 63%, versus 1999. Higher revenues discussed above, particularly sales of higher-margin new products, and revenues from the NEN acquisition contributed to the increase in operating profit before goodwill and intangibles amortization and nonrecurring items in 2000 versus 1999.

         1999 Compared to 1998

         Sales of $158 million for 1999 increased $23.4 million versus 1998. Adjusting for the impact of the stronger dollar, revenue growth during 1999 was 17%. Higher volumes from continued strength in the high throughput screening and genetic disease screening markets, and revenues from new products were the primary contributors to this increase during 1999.

         Reported operating profit was $15.8 million during 1999 versus $9 million in 1998, representing an increase of $6.8 million, or 76%. 1999 operating profit included net restructuring charges of $5.8 million. Excluding nonrecurring items in 1999 and 1998, operating profit increased $7.9 million during 1999 to $21.6 million, representing a 58% increase versus 1998. Higher sales discussed above and increased gross margins across most businesses, driven primarily by higher-margin new products sold in 1999, were the primary contributors for the overall 1999 increase compared to 1998.

OPTOELECTRONICS

         2000 Compared to 1999

         Sales for 2000 were $496.9 million versus $447.7 million in 1999, representing an increase of $49.2 million, or 11%. Organic revenue growth for 2000 was 22%. Strong revenue growth across all businesses contributed to this increase in 2000 versus 1999.

         Reported operating profit increased $56.6 million in 2000 to $96.9 million versus $40.3 million in 1999, representing a 140% increase. The 2000 operating profit included goodwill and intangibles amortization of $8.1 million and certain nonrecurring items: gains on dispositions of $23.4 million; restructuring credits of $9.9 million; restructuring charges of $10 million and restructuring-related charges of $1.9 million related to the shift by the Company to lower-cost manufacturing areas. The 1999 operating profit included goodwill and intangibles amortization of $9.5 million and certain nonrecurring items: net restructuring charges of $5.5 million and an asset impairment charge of $3 million. Operating profit before goodwill and intangibles amortization and nonrecurring items for 2000 was $83.6 million, increasing $25.3 million, or 43%, versus 1999. The increase in 2000 was due primarily to higher revenues discussed above, the sale of higher margin new products and the continued benefits of Six Sigma and other manufacturing initiatives.

         1999 Compared to 1998

         Sales for 1999 were $447.7 million, compared to 1998 sales of $274.5 million, representing an increase of $173.2 million, or 63%. Revenue from the acquired specialty lighting business and strong organic growth was partially offset by weakness in the sensors business and exited businesses.

         Reported operating profit for 1999 was $40.3 million versus an operating loss of $4.1 million in 1998. The 1999 operating income included net restructuring charges of $5.5 million and an asset impairment charge of $3 million. Excluding nonrecurring items, operating profit in 1999 and 1998 was $48.8 million and $18.5 million, respectively, representing an increase of $30.3 million, or 164%. The 1999 increase was primarily due to higher revenues discussed above, higher margin new products, the Company's exit from unprofitable businesses and the shift by the Company to lower-cost manufacturing areas.

INSTRUMENTS

         2000 Compared to 1999

         Sales for 2000 were $617.3 million, increasing $172.2 million, or 39%, versus 1999. Organic revenue growth in 2000 was basically flat. The increase in reported 2000 revenues versus 1999 was due primarily to the inclusion of the AI business for a full year, partially offset by the company's sale of its Berthold business in the fourth quarter and the effects of a stronger dollar in 2000.

         Reported operating profit for 2000 was $56.9 million versus an operating loss in 1999 of $25.3 million. The 2000 operating profit included goodwill and intangibles amortization of $14 million and certain acquisition charges and restructuring-related charges and other nonrecurring items: $10 million of gains on dispositions; $0.7 million of acquisition-related charges and $1.8 million of other restructuring-related items. The 1999 operating profit included goodwill and intangibles amortization of $11 million, certain acquisition-related charges and other nonrecurring items: $23 million charge for acquired in-process R&D; $15 million asset impairment charge; $9.8 million charge for the revaluation of acquired inventory and restructuring-related and other charges of $2.8 million.

         For 2000, operating profit before goodwill and intangibles amortization and nonrecurring items was $61.7 million versus $36.3 million in 1999, representing an increase of $25.4 million, or 70%. The increase is due primarily to the inclusion of the AI acquisition for a full year in 2000, improvements in manufacturing cost structure and benefits from restructuring actions.

         1999 Compared to 1998

         Sales for 1999 and 1998 were $445.1 million and $108.3 million, respectively, increasing $336.8 million, or 311%, during 1999 compared to 1998. 1999 revenues from acquisitions during 1999 offset the effects of divestitures and lower revenues in certain base businesses, primarily automotive, compared to 1998.

         AI acquisition purchase accounting charges and certain nonrecurring items during 1999 contributed to a reported operating loss of $25.3 million versus operating income of $1.7 million in 1998. The 1999 operating loss included the following: $23 million charge related to acquired in-process research and development; a $9.8 million charge related to the revaluation of acquired inventory; net restructuring charges of $1.4 million; an asset impairment charge of $15 million and other repositioning costs of $1.4 million. Excluding nonrecurring items in 1999 and 1998, operating profit in 1999 increased $17.6 million, or 229%, to $25.3 million compared to 1998. Operating profit from the acquired AI and Lumen photolithography businesses were partially offset by the effects of depressed market conditions in the automotive business during most of 1999.

CONSOLIDATED RESULTS -- RESTRUCTURING AND ASSET IMPAIRMENT CHARGES

         The Company developed restructuring plans during 1998 to integrate and consolidate its businesses and recorded restructuring charges in the first and second quarters of 1998, which are discussed separately below.

         During the first quarter of 1998, management developed a plan to restructure certain businesses. The plan resulted in pre-tax restructuring charges totaling $16.5 million. As discussed in Note 3 to the accompanying consolidated financial statements, the principal actions in the restructuring plan included close-down or consolidation of a number of offices and facilities, transfer of assembly activities to lower-cost geographic locations, disposal of underutilized assets, withdrawal from certain product lines and general cost reductions.

         During the second quarter of 1998, the Company expanded its continuing effort to restructure certain businesses to further improve performance. The plan resulted in additional pre-tax restructuring charges of $18.3 million. As discussed in Note 3, the principal actions in this restructuring plan included the integration of operating divisions into five strategic business units
(SBUs), close-down or consolidation of a number of production facilities and general cost reductions. The Technical Services segment was subsequently sold during the third quarter of 1999.

         The following table summarizes the current year restructuring activity related to the 1998 plans:

(IN MILLIONS)

Accrued restructuring costs at beginning of period ..   $6.3
Provisions ..........................................     --
Reversals ...........................................   (6.3)
Charges/Writeoffs ...................................     --
                                                        ----
Accrued restructuring costs .........................   $ --
                                                        ====

         The components of the restructuring charges met the criteria set forth in Emerging Issues Task Force Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring). The charges do not include additional costs associated with the restructuring plans, such as training, consulting, purchase of equipment and relocation of employees and equipment. These costs were charged to operations or capitalized, as appropriate, when incurred.

         During the third quarter of 1999, due to the substantial completion of the actions of the 1998 restructuring plans, the Company reevaluated its 1998 restructuring plans. As a result of this review, costs associated with the previously planned shutdown of two businesses were no longer required due to actions taken to improve performance. As a result of these developments, the Company recognized a restructuring credit of $3.3 million during the third quarter of 1999, which primarily affected the Optoelectronics segments. The $3.3 million credit is reflected in "Restructuring Charges, Net" in the consolidated income statements.

         During the second quarter of 2000, the Company recognized a restructuring credit of $6.3 million related to its 1998 restructuring plans. This resulted from the Company's strategic review during the second quarter of 2000 of its portfolio of businesses, actions taken to improve performance at costs lower than originally estimated, and the sale of certain businesses included in the restructuring plans.

         The acquisitions by the Company discussed in Note 2 and the Company's divestiture during the third quarter of 1999 of its Technical Services segment (exiting government services) were strategic milestones in the Company's transition to a commercial high technology company. Consistent with the strategic direction of the Company and concurrent with the reevaluation of existing restructuring plans during the third quarter of 1999, the Company developed additional plans to restructure certain businesses to continue to improve the Company's performance.

         These plans resulted in a pre-tax restructuring charge of $18.0 million recorded in the third quarter of 1999. As discussed in Note 3, the principal actions in these restructuring plans include close-down or consolidation of a number of offices and facilities, transfer of assembly activities to lower-cost geographic locations, disposal of underutilized assets, withdrawal from certain product lines and general cost reductions. The restructuring plans are expected to result in the elimination of approximately 400 positions, primarily in the manufacturing and sales categories. The major components of the restructuring charge were $8.4 million of employee separation costs to restructure the worldwide organization, including the sales and manufacturing focus, $2.1 million of noncash charges to dispose of certain product lines and assets through sale or abandonment and $7.5 million of charges to terminate lease and other contractual obligations no longer required as a result of the restructuring plans. The charges do not include additional costs associated with the restructuring plans, such as training, consulting, purchase of equipment and relocation of employees and equipment. These costs will be charged to operations or capitalized, as appropriate, when incurred.

         The following table summarizes the current year restructuring activity related to the 1999 plan:

(IN MILLIONS)

Accrued restructuring costs at beginning of period ..   $15.7
Reversals ...........................................    (4.9)
Charges/Writeoffs ...................................   (10.8)
                                                        -----
Accrued restructuring costs at end of period ........   $  --
                                                        =====

         During the fourth quarter of 2000, the Company reevaluated its 1999 restructuring plan due to the substantial completion of the respective actions and the continuing transformation of the portfolio of businesses during 2000. This resulted in the reversal of $4.9 million of remaining reserves from the 1999 plan and the recording of a pre-tax restructuring charge of $15.1 million for actions to be completed in 2001 (the "2000 plan"). These charges related to the Company's Life Sciences and Optoelectronics segments. The principal actions in the restructuring actions included close-down or consolidation of a number of offices and facilities, transfer of assembly activities to lower cost geographic locations, disposal of unutilized assets and general cost reductions. The restructuring charges were broken down as follows by operating segment: The Life Sciences' principal actions are associated with rationalization of its distribution network and overall facility consolidation. The Optoelectronics' principal actions are associated with its Lighting and Imaging businesses and relate to the shift of certain manufacturing to low cost geographic areas, facility consolidation and general cost reductions.

         The following table summarizes activity related to the 2000 plan:

                                                                                             TERMINATION OF
                                                       EMPLOYEE           DISPOSAL OF       LEASES AND OTHER
                                                      SEPARATION        CERTAIN PRODUCT        CONTRACTUAL
(IN MILLIONS)                                           COSTS           LINES AND ASSETS       OBLIGATIONS       TOTAL
-------------                                           -----           ----------------       -----------       -----
Life Sciences .....................................    $    2.9             $     .1             $    2.1       $    5.1
Optoelectronics ...................................         7.2                  2.8                   --           10.0
                                                       --------             --------             --------       --------
Total restructuring charges .......................        10.1                  2.9                  2.1           15.1
Amounts incurred during 2000 ......................          --                   --             $     --       $     --
                                                       --------             --------             --------       --------
Accrued restructuring costs at December 31, 2000 ..    $   10.1             $    2.9             $    2.1       $   15.1
                                                       ========             ========             ========       ========

         During the second quarter of 2000, the Company finalized its original estimates of the goodwill and restructuring plans related to the acquired AI business. As a result of strategic review of the acquired business, continued aggressive actions by the Company to improve the cost structure of the acquired business, and increased costs related primarily to employment integration, the Company adjusted its original estimate of restructuring costs recorded at the acquisition date in connection with purchase accounting.

         Approximately $4 million was recorded as accrued restructuring costs in connection with the NEN acquisition in the third quarter of 2000.

         The following table summarizes the current year restructuring activity related to the Lumen, AI, and NEN acquisitions (all Lumen actions were completed during 2000):

(IN MILLIONS)
Accrued restructuring costs at beginning of period ..   $14.1
Provisions, through purchase accounting, net ........    28.0
Charges/Writeoffs ...................................    (9.8)
                                                        -----
Accrued restructuring costs .........................   $32.3
                                                        =====

         There are no accrued restructuring costs related to Lumen at December 31, 2000 as all respective actions were completed during 2000. Cash outlays during 2000 were approximately $17 million for all of these plans. The majority of the actions remaining are expected to occur during 2001 and early fiscal 2002.

DISCONTINUED OPERATIONS

         On August 20, 1999, the Company sold the assets of its Technical Services segment, including the outstanding capital stock of EG&G Defense Materials, Inc., a subsidiary of the Company, to EG&G Technical Services, Inc., an affiliate of The Carlyle Group LP (the "Buyer"), for approximately $250 million in cash and the assumption by the Buyer of certain liabilities of the Technical Services segment. Details of the transaction are discussed in Note 7 to the accompanying consolidated financial statements.

         The results of operations of the Technical Services segment were previously reported as one of five business segments of the Company. The Company accounted for the sale of its Technical Services segment as a discontinued operation in accordance with APB Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. Accordingly, the results of operations of the Technical Services segment have been segregated from continuing operations and reported as a separate line item on the Company's accompanying consolidated income statements.

         In July 2001, the Company announced its plan to sell its Security and Detection Systems business. The company has accounted for the planned sale of its Security and Detection Systems business as a discontinued operation in accordance with APB Opinion No. 30 and, accordingly, the results of operations of Security and Detection System business have been segregated from continuing operations and reported as a separate line item on the Company's accompanying consolidated income statements.

         In October 2001, the Company announced its plan to sell its Fluid Sciences segment. The Company has accounted for the planned sale as a discontinued operation in accordance with APB Opinion No. 30 and, accordingly, the results of operations of the Fluid Sciences segment have been segregated from continuing operations and reported as a separate line item on the Company's accompanying consolidated income statements.

OTHER EXPENSE

         2000 Compared to 1999

         Other expense, net, was $33.7 million in 2000 versus $11.1 million in 1999. This net increase in other expense was due primarily to the higher interest expense on increased debt levels resulting from acquisitions.

         1999 Compared to 1998

         Other expense, net, was $11.1 million in 1999 versus Other income, net, of $2.0 million in 1998. This net increase in other expense was due primarily to the impact of higher interest expense on increased debt levels, at higher 1999 short-term rates, resulting from acquisitions. Included in 1999 other expense was $2.2 million of income received by the Company related to the demutualization of a life insurance company in which the Company is a policyholder.

INCOME TAX PROVISION

         The provision for income taxes on pre-tax income from continuing operations for 2000 and 1999 was $39.7 million and $4.6 million, respectively. Reported income tax expense as a percent of pre-tax income for 2000 and 1999 was 40% due, in part, to the income tax effect on nonrecurring items.

FINANCIAL CONDITION

         Short-term debt at December 31, 2000 was $183.1 million and was comprised primarily of commercial paper borrowings. The weighted-average interest rate on the commercial paper borrowings, which had maturities of 60 days or less, was 6.7%.

         Short-term debt at January 2, 2000 was $382.3 million and included one-year promissory notes of $150 million issued to PE Corp. at interest rate of 5%, money market loans of $85 million and commercial paper borrowings of $140 million.

         In March 2001, the Company's $300 million revolving credit facility was refinanced and will expire in March 2002 and the Company also refinanced an additional $100 million revolving credit facility which expires in March 2006. These agreements, which serve as backup facilities for the commercial paper borrowings, have no significant commitment fees. There were no amounts outstanding under these lines at January 2, 2000 or December 31, 2000.

         At December 31, 2000 and January 2, 2000, long-term debt was $583.3 million and $114.9 million, respectively, and included $115 million of unsecured ten-year notes issued in October 1995 at an interest rate of 6.8%, which mature in 2005. The carrying amount approximated the estimated fair value at December 31, 2000, based on a quoted market price.

         In August 2000, the Company sold zero coupon senior convertible debentures with an aggregate purchase price of $460 million. The Company used the offering's net proceeds of approximately $448 million to repay a portion of its commercial paper borrowings, which had been increased temporarily to finance the NEN acquisition. Deferred issuance costs of $12 million were recorded as a noncurrent asset and are being amortized over three years. The debentures, which were offered by a prospectus supplement pursuant to the Company's effective shelf registration statement, are due August 2020, and were priced with a yield to maturity of 3.5%. At maturity, the Company will repay $921 million, comprised of $460 million of original purchase price plus accrued interest. The Company may redeem some or all of the debentures at any time on or after August 7, 2003 at a redemption price equal to the issue price plus accrued original issue discount through the redemption date. Holders of the debentures may require the Company to repurchase some or all of the debentures in August 2003 and August 2010, or at any time when there is a change in control of the Company, as is customary and ordinary for debentures of this nature, at a repurchase price equal to the initial price to the public plus accrued original issue discount through the date of the repurchase. The debentures are currently convertible into 10.8 million shares of the Company's common stock at approximately $42.50 per share.

         In connection with the completion of the NEN acquisition on July 31, 2000, the Company paid approximately $350 million in cash and issued warrants to purchase approximately 600,000 shares of the Company's common stock in exchange for all of the outstanding shares, options and warrants of NEN. In addition, the Company repaid approximately $50 million of outstanding indebtedness of NEN. The Company financed the acquisition and repayment of the outstanding indebtedness with

$410 million of commercial paper borrowings with a weighted-average interest rate of 7%. These short-term borrowings were repaid in August 2000 with proceeds from the issuance of long-term convertible debentures, as discussed above.

         Cash and cash equivalents decreased by $1.1 million and were $125.6 million at the end of fiscal 2000. Net cash provided by continuing operations operating activities for 2000 was $98.2 million. This was comprised of net income before depreciation, amortization and other noncash items, net, of $162.6 million, partially offset by gains on dispositions and sales of investments, net, of $37.2 million and a $27.2 million net change in certain assets and liabilities and other items during 2000. The primary components of this net change included a $17.9 million increase in inventory and $31.5 million of cash outlays associated with restructuring activities. The increase in inventory is due primarily to the inclusion of NEN acquired in 2000. Capital expenditures were $55.3 million in 2000.

         During 2000 and 1999, the Company purchased 396 thousand and 40 thousand shares, respectively, of its common stock through periodic purchases on the open market at a cost of $10.6 million and $1.0 million, respectively. As of December 31, 2000 the Company had authorization to purchase 11.4 million additional shares.

         The Company has relatively limited involvement with derivative financial instruments and uses forward contracts to mitigate the effect of foreign currency movements on transactions denominated in foreign currencies. The contracts generally have maturities that do not exceed one month and have no cash requirements until maturity. Credit risk and market risk are minimal because the contracts are with large banks and gains and losses are offset against foreign exchange gains and losses on the underlying hedged transactions. The notional amount of outstanding forward contracts was approximately $190 million as of December 31, 2000.

DIVIDENDS

         During fiscal 2000, the Company's Board of Directors declared four regular quarterly cash dividends of 7 cents per share each, resulting in an annual rate of 28 cents per share.

STOCK SPLIT

         At the Company's Annual Meeting of Stockholders, an increase in the number of authorized shares of common stock from 100,000,000 shares to 300,000,000 shares was approved. At the April 24, 2001 Board of Directors Meeting a two-for-one stock split was approved. The stock split has been retroactively reflected in these consolidated financial statements.

ENVIRONMENTAL

         The Company is conducting a number of environmental investigations and remedial actions at current and former Company locations and, along with other companies, has been named a potentially responsible party (PRP) for certain waste disposal sites. The Company accrues for environmental issues in the accounting period that the Company's responsibility is established and when the cost can be reasonably estimated. The Company has accrued $5.4 million as of December 31, 2000, representing management's estimate of the total cost of ultimate disposition of known environmental matters. Such amount is not discounted and does not reflect any recovery of any amounts through insurance or indemnification arrangements. These cost estimates are subject to a number of variables, including the stage of the environmental investigations, the magnitude of the possible contamination, the nature of the potential remedies, possible joint and several liability, the timeframe over which remediation may occur and the possible effects of changing laws and regulations. For sites where the Company has been named a PRP, management does not currently anticipate any additional liability to result from the inability of other significant named parties to contribute. The Company expects that such accrued amounts could be paid out over a period of up to five years. As assessments and remediation activities progress at each individual site, these liabilities are reviewed and adjusted to reflect additional information as it becomes available. There have been no environmental problems to date that have had or are expected to have a material effect on the Company's financial position or results of operations. While it is reasonably possible that a material loss exceeding the amounts recorded may have been incurred, the preliminary stages of the investigations make it impossible for the Company to reasonably estimate the range of potential exposure.

III.     INTERIM FINANCIAL STATEMENTS (UNAUDITED):

III A. CONSOLIDATED INCOME STATEMENTS FOR THE THREE MONTHS ENDED APRIL 1, 2001 AND APRIL 2, 2000

                       PERKINELMER, INC. AND SUBSIDIARIES

                         CONSOLIDATED INCOME STATEMENTS
                                   (UNAUDITED)

                                                                        THREE MONTHS ENDED
                                                                        ------------------
                                                                      APRIL 1,        APRIL 2,
(IN THOUSANDS EXCEPT PER SHARE DATA)                                   2001            2000
                                                                     ---------       ---------
SALES ..........................................................     $ 334,899       $ 311,752
Cost of Sales ..................................................       184,724         181,912
Research and Development Expenses ..............................        21,230          19,044
Selling, General and Administrative Expenses ...................        98,073          86,390
Restructuring Charges (Credits), Net ...........................            --              --
Gains on Dispositions ..........................................        (1,779)         (6,967)
                                                                     ---------       ---------
OPERATING INCOME FROM CONTINUING OPERATIONS ....................        32,651          31,373
Other Expense, Net .............................................       (11,879)         (6,232)
                                                                     ---------       ---------
Income From Continuing Operations Before Income Taxes ..........        20,772          25,141
Provision for Income Taxes .....................................         7,744           7,745
                                                                     ---------       ---------
INCOME FROM CONTINUING OPERATIONS ..............................     $  13,028       $  17,396
Income (loss) from Discontinued Operations, Net Income of Taxes         10,468          (1,153)
                                                                     ---------       ---------
Net Income .....................................................     $  23,496       $  16,243
                                                                     =========       =========

BASIC EARNINGS (LOSS) PER SHARE:
   Continuing Operations .......................................     $    0.13       $    0.18
   Discontinued Operations .....................................          0.10           (0.01)
                                                                     ---------       ---------
      Net Income ...............................................     $    0.23       $    0.17
                                                                     =========       =========
DILUTED EARNINGS (LOSS) PER SHARE:
   Continuing Operations .......................................          0.13            0.17
   Discontinued Operations .....................................          0.10           (0.01)
                                                                     ---------       ---------
      Net Income ...............................................     $    0.23       $    0.16
                                                                     =========       =========
Weighted Average Shares of Common Stock Outstanding:
      Basic ....................................................       100,154          96,926
      Diluted ..................................................       104,100         100,822
   Cash Dividends Per Common Share .............................     $     .07       $     .07

  The accompanying unaudited notes are an integral part of these consolidated financial statements.

III B.    CONSOLIDATED BALANCE SHEETS AS OF APRIL 1, 2001 AND DECEMBER 31, 2000

                       PERKINELMER, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                                                    APRIL 1,        DECEMBER 31,
(IN THOUSANDS EXCEPT PER SHARE DATA)                                                 2001              2000
------------------------------------                                                 ----              ----
                                                                                  (UNAUDITED)
Current Assets:
     Cash and Cash Equivalents ...............................................    $   136,658       $   125,551
     Accounts Receivable, net ................................................        281,380           292,714
     Inventories .............................................................        206,243           190,526
     Other Current Assets ....................................................        211,693           169,976
     Net Assets of Discontinued Operations ...................................        159,250           147,140
                                                                                  -----------       -----------
TOTAL CURRENT ASSETS .........................................................        995,224           925,907
                                                                                  -----------       -----------
Property, Plant and Equipment:
     At Cost .................................................................        431,373           424,141
     Accumulated Depreciation and Amortization ...............................       (195,202)         (187,375)
                                                                                  -----------       -----------
Net Property, Plant and Equipment ............................................        236,171           236,766
Investments ..................................................................         36,046            36,226
Intangible Assets, net .......................................................        875,997           886,569
Other Assets .................................................................         69,441           102,865
                                                                                  -----------       -----------
TOTAL ASSETS .................................................................    $ 2,212,879       $ 2,188,333
                                                                                  ===========       ===========

Current Liabilities:
     Short-Term Debt .........................................................    $   225,877       $   183,110
     Accounts Payable ........................................................        121,003           118,170
     Accrued Restructuring Costs .............................................         37,556            47,444
     Accrued Expenses ........................................................        271,464           296,896
                                                                                  -----------       -----------
TOTAL CURRENT LIABILITIES ....................................................        655,900           645,620
                                                                                  -----------       -----------
Long-Term Debt ...............................................................        585,661           583,337
Long-Term Liabilities ........................................................        232,160           230,987
Commitments and Contingencies
Stockholders' Equity:
     Preferred Stock -- $1 par value, authorized 1,000,000
         shares; none issued or outstanding ..................................             --                --
     Common Stock -- $1 par value, authorized 300,000,000 shares;
         issued 122,908,000 shares at April 1, 2001 and at December 31, 2000 .        122,908           122,908
     Capital in Excess of Par Value ..........................................         44,760            37,060
     Retained Earnings .......................................................        852,427           835,917
     Accumulated Other Comprehensive Loss ....................................        (57,829)          (39,042)
     Cost of Shares Held in Treasury -- 23,150,800 shares at April 1, 2001
         and 23,360,000 shares at December 31, 2000 ..........................       (223,108)         (228,454)
                                                                                  -----------       -----------
Total Stockholders' Equity ...................................................        739,158           728,389
                                                                                  -----------       -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ...................................    $ 2,212,879       $ 2,188,333
                                                                                  ===========       ===========

  The accompanying unaudited notes are an integral part of these consolidated financial statements.

III C. CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS ENDED APRIL 1, 2001 AND APRIL 2, 2000.

                       PERKINELMER, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                   THREE MONTHS ENDED
                                                                                 APRIL 1,        APRIL 2,
(IN THOUSANDS)                                                                     2001            2000
--------------                                                                     ----            ----
OPERATING ACTIVITIES:
Net income .................................................................    $  23,496       $  16,243
(Deduct) Add (Net Income) Net Loss from Discontinued Operations ............      (10,468)          1,153
                                                                                ---------       ---------
Net Income from Continuing Operations ......................................    $  13,028       $  17,396
Adjustments to reconcile net income from continuing operations to net cash provided by continuing operations:
     Noncash portion of restructuring ......................................       (1,800)             --
     Amortization of debt discount and issuance costs ......................        5,072              --
     Depreciation and amortization .........................................       19,014          15,183
     Gains on dispositions and sales of investments, net ...................       (1,807)         (7,625)
     Changes in assets and liabilities which provided (used) cash, excluding effects from companies purchased and divested:
         Accounts receivable ...............................................        5,911          10,875
         Inventories .......................................................      (19,378)        (16,202)
         Accounts payable and accrued expenses .............................      (12,153)        (18,977)
         Accrued restructuring costs .......................................       (7,772)           (817)
         Other assets and liabilities ......................................       (2,514)          6,655
                                                                                ---------       ---------
NET CASH (USED IN) PROVIDED BY CONTINUING OPERATIONS OPERATING ACTIVITIES ..       (2,399)          6,488
NET CASH PROVIDED BY DISCONTINUED OPERATIONS OPERATING ACTIVITIES ..........       12,152           5,846
                                                                                ---------       ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES ..................................        9,753          12,334
                                                                                ---------       ---------
INVESTING ACTIVITIES:
     Capital expenditures ..................................................      (13,319)        (13,054)
     Proceeds from dispositions of businesses and sales of
         property, plant and equipment, net ................................        1,410          23,267
         Proceeds from sales/cost of purchases of investments ..............       (6,942)        (15,007)
                                                                                ---------       ---------
NET CASH (USED IN) CONTINUING OPERATIONS INVESTING ACTIVITIES...............      (18,851)         (4,794)
NET CASH (USED IN) PROVIDED BY DISCONTINUED OPERATIONS INVESTING ACTIVITIES.      (16,187)         10,703
                                                                                ---------       ---------
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES ........................      (35,038)          5,909
                                                                                ---------       ---------
FINANCING ACTIVITIES:
     Increase in commercial paper borrowings ...............................       43,000          40,000
     Decrease in other debt ................................................       (2,999)        (81,721)
     Proceeds from issuance of common stock ................................        8,368          19,014
     Purchases of common stock .............................................         (793)           (358)
     Cash dividends ........................................................       (7,015)         (6,747)
                                                                                ---------       ---------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES ........................       40,561         (29,812)
                                                                                ---------       ---------
Effect of Exchange Rate Changes on Cash and Cash Equivalents ...............       (4,169)         (3,078)
                                                                                ---------       ---------
Net Increase (Decrease) in Cash and Cash Equivalents .......................       11,107         (14,647)
Cash and Cash Equivalents at Beginning of Period ...........................      125,551         126,650
                                                                                ---------       ---------
Cash and Cash Equivalents at End of Period .................................    $ 136,658       $ 112,003
                                                                                =========       =========

  The accompanying unaudited notes are an integral part of these consolidated financial statements.

III D.   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

(1)      BASIS OF PRESENTATION

         The consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information in footnote disclosures normally included in financial statements has been condensed or omitted in accordance with the rules and regulations of the SEC. These statements should be read in conjunction with the Company's Annual Report for the fiscal year ended December 31, 2000, filed on Form 8-K with the SEC (the "2000 Form 10-K"). The balance sheet amounts at December 31, 2000 in this report were extracted from the Company's audited 2000 financial statements included in the 2000 Form 10-K. Certain prior period amounts have been reclassified to conform to the current-year financial statement presentation. The information set forth in these statements may be subject to normal year-end adjustments. The information reflects all adjustments that, in the opinion of management, are necessary to present fairly the Company's results of operations, financial position and cash flows for the periods indicated. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The results of operations for the three months ended April 1, 2001 are not necessarily indicative of the results for the entire fiscal year.

         During July 2001, the Company approved a plan to sell its Security and Detection Systems business. The results of operations of the Security and Detection Systems business were previously reported as part of the Instruments segment. During October 2001, the Company also approved a plan to sell its Fluid Sciences segment. The Company has accounted for the plan to sell its Security and Detection Systems business and Fluid Sciences segment as discontinued operations in accordance with APB Opinion No. 30, Reporting the Results of Operations, and, accordingly, the results of operations of the Security and Detection Systems business and Fluid Sciences segment have been segregated from continuing operations and reported as a separate line on the Company's Consolidated Income Statements and Statements of Cash Flows. The net assets of the Security and Detection Systems business and Fluid Sciences segment are reflected as Net Assets of Discontinued Operations in the accompanying Consolidated Balance Sheets.

(2)      ACQUISITIONS

         On July 31, 2000, the Company completed its acquisition of NEN Life Sciences, Inc. (NEN), a provider of state-of-the-art drug discovery products, services, reagents and technologies to the life sciences industry. Details of the transaction and pro forma financial information were reported on a Current Report on Form 8-K filed with the SEC on August 1, 2000 and in the 2000 Form 10-K.


         Unaudited pro forma operating results for the Company for the three months ended April 2, 2000, assuming the acquisition of NEN was completed as of January 3, 2000, would be as follows: sales of $402.4 million; net income of $16.0 million; basic and diluted earnings of $.17 and $.16 per share, respectively.

         The unaudited pro forma financial information is provided for informational purposes only. It is not necessarily indicative of the Company's operating results that would have occurred had the acquisitions been consummated on the date for which the consummation of the acquisitions is being given effect, nor is it necessarily indicative of the Company's future operating results. The unaudited pro forma financial information does not give effect to acquisitions, other than NEN, does not adjust for businesses divested, nor does it adjust for foreign exchange. The pro forma amounts exclude acquisition related charges of $24.3 million for purchased in-process R&D related to NEN.

(3)      RESTRUCTURING CHARGES

         The Company recorded a pre-tax restructuring charge of $15.1 million during the fourth quarter of 2000 as a result of the continued transformation of the portfolio of businesses within the Life Sciences and Optoelectronics segments (the "2000 plan"). The principal actions in the restructuring plans included close-down or consolidation of a number of offices and facilities, transfer of assembly activities to lower cost geographic locations, disposal of underutilized assets and general cost reductions. Details of the 2000 plan are discussed more fully in the 2000 Form 10-K.

         The following table summarizes the restructuring activity related to the 2000 plan:

                                                      THREE MONTHS
                                                         ENDED
(IN MILLIONS)                                         APRIL 1, 2001
-------------                                         -------------
Accrued restructuring costs at beginning of period      $    15.1
Provisions ........................................            --
Charges ...........................................          (3.9)
                                                        ---------
Accrued restructuring costs at end of period ......     $    11.2
                                                        =========

         The Company finalized its restructuring plans related to its acquisition of the Analytical Instruments Division (AI) of PE Corp. (May 1999) during 2000. Additionally, the Company recorded approximately $4 million as accrued restructuring costs in connection with the NEN acquisition in August 2000. These plans include actions primarily to integrate the operations of the acquired businesses and improve their cost structures through consolidation or shutdown of certain facilities, workforce and overhead reductions and the termination of certain leases and other contractual obligations.

         The following table summarizes the restructuring activity related to the AI and NEN acquisitions:

                                                       THREE MONTHS
                                                          ENDED
(IN MILLIONS)                                          APRIL 1, 2001
-------------                                          -------------
Accrued restructuring costs at beginning of period      $      32.3
Provisions, through purchase accounting ...........              --
Charges ...........................................            (6.0)
                                                        -----------
Accrued restructuring costs at end of period ......     $      26.3
                                                        ===========

         Cash outlays during the three months ended April 1, 2001 were $8.7 million for all of these plans. The majority of the actions remaining at April 1, 2001 are expected to occur in fiscal 2001 and early fiscal 2002.

(4)      INVENTORIES

         Inventories consisted of the following:

                                         APRIL 1,       DECEMBER 31,
(IN THOUSANDS)                            2001             2000
--------------                            ----             ----
Raw materials....................    $       68,388    $      61,564
Work in progress.................            42,617           46,785
Finished goods...................            95,238           82,177
                                     --------------    -------------
                                     $      206,243    $     190,526
                                     ==============    =============

(5)      COMPREHENSIVE INCOME

         Comprehensive income consisted of the following:

                                                           THREE MONTHS ENDED
                                                          APRIL 1,       APRIL 2,
(IN THOUSANDS)                                             2001           2000
--------------                                             ----           ----
Net income...........................................    $ 23,496       $ 16,243
Other comprehensive (loss), net of tax:
     Gross foreign currency translation adjustments..     (14,577)       (10,793)
     Unrealized (losses) gains on securities.........      (4,210)            70
                                                         --------       --------
                                                          (18,787)       (10,723)
                                                         --------       --------
Comprehensive income.................................    $  4,709       $  5,520
                                                         ========       ========

         The components of accumulated other comprehensive loss were as follows:

                                               APRIL 1,     DECEMBER 31,
(IN THOUSANDS)                                  2001           2000
--------------                                  ----           ----
Foreign currency translation adjustments..    $(54,524)      $(39,945)
Unrealized (losses) gains on securities...      (3,305)           903
                                              --------       --------
Accumulated other comprehensive (loss)...     $(57,829)      $(39,042)
                                              ========       ========

(6)      INDUSTRY SEGMENT INFORMATION

         The Company's businesses are reported as three reportable segments which reflect the Company's management and structure under three strategic business units (SBUs). The accounting policies of the reportable segments are the same as those described in Note 1 of the 2000 Form 10-K. The Company evaluates the performance of its operating segments based on operating profit. Intersegment sales and transfers are not significant. Unaudited sales and operating profit information by segment for the first three months of 2001 and 2000 are discussed in Item 2 of this Quarterly Report on Form 10-Q and are considered an integral part of this note.

(7)      DISCONTINUED OPERATIONS

         During October 2001, the Board of Directors approved a plan to sell the Fluid Sciences segment. As such, the Company has accounted for this segment as a discontinued operation in accordance with Accounting Principles Board (APB) Opinion No. 30, Reporting the Results of Operations, and, accordingly, the results of operations and related cash flows of the Fluid Sciences segment have been segregated from continuing operations and reported as a separate line on the Company's Consolidated Income Statements and Statements of Cash Flows. The net assets of the Fluid Sciences segment are reflected as Net Assets of Discontinued Operations in the accompanying Consolidated Balance Sheets.

         In July 2001, the Board of Directors approved a plan to sell the Security and Detection Systems business. The results of operations of the Security and Detection Systems business were previously reported as part of the Instruments segment. The Company has accounted for its Security and Detection Systems business as a discontinued operation in accordance with APB Opinion No. 30, and, accordingly, the results of operations of this business and related cash flows have been segregated from continuing operations and reported as a separate line on the Company's Consolidated Income Statements and Statements of Cash Flows. The net assets of the businesses are reflected as Net Assets of Discontinued Operations in the accompanying Consolidated Balance Sheets in accordance with APB Opinion No. 30.

         Summary operation results of the Fluid Sciences segment and the Security and Detection Systems business were as follows:

                                                                     THREE MONTHS ENDED

                                                                   APRIL 1,       APRIL 2,
In Thousands                                                         2001           2000
------------                                                       --------       --------


Sales                                                              $ 90,798       $ 90,534
Costs and expenses                                                   72,255         86,019
                                                                   --------       --------
Operating income from discontinued operations                        18,543          4,515
Other  (expense)                                                     (1,856)        (2,343)
                                                                   --------       --------
Income from discontinued operations before income taxes              16,687          2,172
Provision for income taxes                                            6,219          3,325
                                                                   --------       --------
Income (loss) from discontinued operations, net of income tax      $ 10,468       $ (1,153)
                                                                   ========       ========

(8)      NEW ACCOUNTING PRONOUNCEMENTS

         The Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards (SFAS) No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133, effective January 1, 2001. The statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives are accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of the hedged item through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The Company immediately records in earnings the extent to which a hedge is not effective in achieving offsetting changes in fair value. The adoption of SFAS No. 133 did not have a material effect on the Company's results of operations or financial position.

         Forward currency exchange contracts are used by the Company primarily to hedge certain operational (cash-flow hedges) and balance sheet (fair value hedges) exposures resulting from changes in currency exchange rates. Such exposures result from sales that are denominated in currencies other than functional currencies of the respective operations. The Company enters into these currency exchange contracts to hedge anticipated product sales and recorded accounts receivable made in the normal course of business, and accordingly, the hedges are not speculative in nature. As part of the Company's overall strategy to manage the level of exposure to the risk of currency exchange fluctuations, certain operating units hedge a portion of their currency exposures anticipated over the ensuing twelve month period, using exchange contracts that have maturities of twelve months or less. The Company does not hold or engage in transactions involving derivative instruments for purposes other than risk management.

         The Company records its forward currency exchange contracts at fair value in its consolidated balance sheet as other current assets or other accrued expenses and, for cash flow hedges, the related gains or losses on these contracts are deferred as a component of other comprehensive items in the accompanying balance sheet. These deferred gains and losses are recognized in income in the period in which the underlying anticipated transaction occurs. At April 1, 2001, the Company had no deferred gains recorded. Unrealized gains and losses resulting from the impact of currency exchange rate movements on fair value hedges are recognized in earnings in the period in which the exchange rates change and offset the currency gains and losses on the underlying exposure being hedged.

(9)      SUBSEQUENT EVENTS

         Stock Split: At the Company's April 24, 2001 Annual Meeting of Stockholders, an increase in the number of authorized shares of common stock from 100,000,000 shares to 300,000,000 shares was approved. At the April 24, 2001 Board of Directors meeting, a two-for-one stock split was approved and was effected on June 1, 2001 by means of a 100% stock dividend to stockholders of record as of May 15, 2001. The stock split has been retroactively reflected in these financial statements.

         Acquisition: On November 13, 2001 the Company completed the acquisition of Packard Bioscience Company (Packard). Packard is a leading supplier of automated liquid handling, sample preparation tools and advanced biochip technologies and generated sales of approximately $165 million for its fiscal year ended December 31, 2000. The transaction was a stock merger whereby the shareholders of Packard received 0.311 shares of the Company's common stock for each share of Packard common stock. Excluding assumed options, the Company expects to issue approximately 21.7 million shares of its common stock in the transaction. The transaction will be accounted for as a purchase in accordance with recently issued SFAS No. 141, Business Combinations, and SFAS No. 142, Intangible Assets, whereby the purchase price will be allocated to the assets, including all intangible assets, and liabilities assumed based on their respective fair values.

IV.      OTHER INTERIM INFORMATION -- April 1, 2001 and April 2, 2000

IV A. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION RELATING TO QUARTERLY FINANCIAL INFORMATION

ACQUISITIONS AND DIVESTITURES

         On July 31, 2000, the Company completed its acquisition of NEN Life Sciences, Inc. (NEN), a provider of state-of-the-art drug discovery products, services, reagents and technologies to the life sciences industry. Details of the transaction and pro forma financial information were reported on a current report on Form 8-K filed with the SEC on August 1, 2000 and in the 2000 Form 10-K.

         In July 2001 and October 2001, respectively, the Board of Directors approved separate plans to sell the Security and Detection Systems business and the Fluid Sciences segment. Both businesses have appropriately been reflected as discontinued operations in the Company's consolidated financial statements.

DISCUSSION OF CONSOLIDATED RESULTS OF OPERATIONS

         Revenues

         Revenues for the first quarter of 2001 were $334.9 million, up 7% from $311.8 million for the first quarter last year. The 2001 period was positively affected by the acquisition of the NEN business, which occurred in the second half of 2000. On an organic revenue basis, adjusted for the impact of foreign exchange and the impact of acquisitions and divestitures, revenues increased by 4% from the comparable period in prior year. Organic growth in the first quarter was driven by 8% growth in Life Sciences, especially drug discovery tools and genetic screening, a 5% increase in Optoelectronics and a 2% increase in Instruments.


         Gross Margin

         Gross margins as a percentage of sales improved to 45% for the first quarter of 2001 from 42% for the first quarter of 2000 These improvements reflect the Company's improving portfolio of businesses and product mix, strong focus on operations and aggressive approach to cost controls, including low cost sourcing.

         Research and Development

         Research and developments expenses approximated 6% of sales for both the first quarter of 2001 and 2000. The rate of research and development expenditures as a percentage of sales is reflective of the Company's continued commitment to new product development.


         Selling, General and Administrative Expenses

         Selling, general and administrative expenses as a percentage of sales increased to 29% for the first quarter of 2001 from 28% for the first quarter of 2000. The increases were primarily related to incremental goodwill amortization resulting from the acquisition of NEN which occurred on July 31, 2000, as well as certain costs related to moving production facilities to lower cost locations.

         Gains on Dispositions and Restructuring Credits

         During the first quarter of 2001, the Company recognized $1.8 million in previously deferred pre-tax gains relating to businesses previously divested.

         During the first quarter of 2000, the Company sold its micromachined sensors and specialty semiconductor businesses, resulting in a pre-tax gain of $6.7 million which was recognized as a Gains on Dispositions. The financial results of the divested businesses for all periods were not material to the consolidated results of the Company.

         Other Expense

         Other expense was $11.9 million for the first quarter of 2001 versus $6.2 million for the same period of 2000. This increase in other expense was due primarily to the impact of higher interest expense on increased debt levels resulting from recent acquisitions.

         Income Tax Expense

         Reported income tax expense from continuing operations as a percentage of pre-tax income was approximately 37% and 31% for the first quarter of 2001 and 2000, respectively, due, in part, to the income tax effect of nondeductible goodwill associated with the NEN acquisition.

SEGMENT RESULTS OF OPERATIONS

         The table below presents earnings per share from continuing operations before nonrecurring items and the amortization of goodwill and intangibles, discussed below under the caption "Segment Results of Continuing Operation":

                                                         THREE MONTHS ENDED
                                                         ------------------
                                                       APRIL 1         APRIL 2,
                                                        2001             2000
                                                        ----             ----
Sales ...........................................     $ 334,899       $ 311,752
Costs of Sales ..................................       184,210         181,912
Research and Development Costs ..................        21,230          19,044
Selling, General and Administrative Expenses ....        86,722          80,531
                                                      ---------       ---------
Operating Income from Continuing Operations .....        42,737          30,265
Other Expense, Net ..............................       (11,879)         (6,232)
                                                      ---------       ---------
Income from Continuing Operations, Before Income
  Taxes .........................................        30,858          24,033
Provision for Income taxes ......................         9,120           6,220
                                                      ---------       ---------
Income from Continuing Operations, Net of Income
   Tax ..........................................     $  21,738       $  17,813
                                                      =========       =========
Diluted Cash Earnings Per Share, from Continuing
    Operations ..................................     $    0.21       $    0.18

                                                          THREE MONTHS ENDED
                                                          ------------------
                                                        APRIL 1        APRIL 2,
                                                          2001           2000
                                                          ----           ----
Adjusted Income from Continuing Operations Before
   Income Taxes......................................   $ 30,858       $ 24,033
Nonrecurring Items:
   Deferred Gain Recognition, Net of Restructuring
     Revaluation of Inventory........................       (514)            --
     Related Charges.................................       (154)         6,967
                                                        --------       --------
     Net Nonrecurring Items..........................       (668)         6,967
Goodwill and Intangibles Amortization................     (9,418)        (5,859)
                                                        --------       --------
Income from Continuing Operations Before
  Income Taxes.......................................     20,772         25,141
Provision for Income Taxes ..........................      7,744          7,745
                                                        --------       --------
Net Income from Continuing Operations................   $ 13,028       $ 17,396
                                                        ========       ========
Earnings per Share from Continuing Operations
   Basic.............................................   $   0.13       $   0.18
   Diluted...........................................   $   0.13       $   0.17

LIFE SCIENCES

         Revenues increased $29.6 million, or 75%, to $69.2 million for the first quarter of 2001 versus $39.6 million for the same period of 2000. Inclusion of revenues from the NEN acquisition and increased revenues in drug discovery and genetic screening were the reasons for the increase in the first quarter of 2001.

         Operating profit for the first quarter of 2001 included goodwill and intangibles amortization from the NEN acquisition and certain nonrecurring acquisition-related charges of $1.9 million and was $3.6 million compared to $4.3 million for the first quarter of 2000. Operating profit for the first quarter of 2001 before nonrecurring charges and goodwill and intangibles amortization was $10.5 million versus $4.8 million for the same period of 2000, representing an increase of $5.7 million, or 119%. Higher revenues discussed above, increased sales of reagents and improvements in gross margin due to lower manufacturing costs during the first quarter of 2001 drove this increase in operating profit.

OPTOELECTRONICS

         Revenues for the first quarter of 2001 increased $6.4 million, or 6%, and were $120.9 million versus $114.5 million in the first quarter of 2000. Strong revenue growth in telecom and digital imaging were primary contributors to the increase.

         Operating profit was $18.5 million for the first quarter of 2001 versus $20.2 million for the first quarter of 2000. The operating profit for the first quarter of 2000 included nonrecurring pre-tax gains on dispositions of $6.7 million. Operating profit before nonrecurring items and goodwill and intangibles amortization was $20.2 million for the first quarter of 2001 versus $15.6 million for the first quarter of 2000. This represents an increase of $4.6 million, or 29%, before nonrecurring and goodwill and intangibles amortization compared to the same period in 2000. The increase in operating profit was due primarily to higher revenues discussed above, materials savings and benefits from recently completed restructuring actions.

INSTRUMENTS

         Revenues for the first quarter of 2001 were $144.8 million compared to $157.6 million for the first quarter of 2000. This decrease was due primarily to the sale of the Company's Berthold business in late 2000.

         Operating profit was $14.7 million for the first quarter of 2001, increasing $3.4 million, or 30%, versus the same period of 2000. The operating profit for the first quarter of 2001 included deferred gain recognition from a prior period divestiture of approximately $1 million. Operating profit before nonrecurring items and goodwill and intangibles amortization for the first quarter of 2001 was $16.1 million versus $14.3 million for the first quarter of 2000.

FINANCIAL CONDITION

         Short-term debt at April 1, 2001 was $225.9 million and was comprised primarily of commercial paper borrowings of $220 million. In March 2001, the Company's $300 million revolving credit facility was refinanced and will now expire in March 2002. The Company also refinanced the existing $100 million revolving credit facility which now expires in March 2006. These agreements serve as backup facilities for the commercial paper borrowings. There were no amounts outstanding under these lines at April 1, 2001 or December 31, 2000.

         Long-term debt at April 1, 2001 was approximately $585.7 million, consisting of $115 million of unsecured notes which mature in 2005 and $471 million of convertible debentures. In early August 2000, the Company sold zero coupon senior convertible debentures with an aggregate purchase price of $460 million. The Company used the offering's net proceeds of approximately $448 million to repay a portion of its commercial paper borrowings, which had been increased temporarily to finance the NEN acquisition. Deferred issuance costs of $12 million were recorded as a noncurrent asset and are being amortized over three years. The debentures, which were offered by a prospectus supplement pursuant to the Company's effective shelf registration statement, are due August 2020 and were priced with a yield to maturity of 3.5%. At maturity, the Company will repay $921 million, comprised of $460 million of original purchase price plus accrued original issue discount. The Company may redeem some or all of the debentures at any time on or after August 7, 2003 at a redemption price equal to the issue price plus accrued original issue discount through the redemption date. Holders of the debentures may require the Company to repurchase some or all of the debentures in August 2003 and August 2010, or at any time when there is a change in control of the Company, as is customary and ordinary for debentures of this nature, at a repurchase price equal to the initial price plus accrued original issue discount through the date of repurchase. The debentures are currently convertible into 10.8 million shares of the Company's common stock at approximately $42.5 per share. Conversion of the debentures was not assumed in the computation of diluted earnings per share because the effect of conversion would have been antidilutive.

         Cash and cash equivalents increased by $11.1 million to $136.7 million at the end of the first quarter of 2001. Net cash used by continuing operations operating activities for the first quarter of 2001 was $2.4 million and was comprised of net income from continuing operations before depreciation, amortization and other noncash items of $33.5 million and a $35.9 million net change in certain assets and liabilities during the first quarter of 2001. The largest component of this net change was a $19.4 million increase in inventories. Capital expenditures for the first quarter of 2001 were $13.3 million.

V. Interim Financial Statements (Unaudited) -- July 1, 2001 and July 2, 2000

V  A.  Consolidated Income Statements for the three and six months ended
       July 1, 2001 and July 2, 2000


                       PERKINELMER, INC. AND SUBSIDIARIES

                         CONSOLIDATED INCOME STATEMENTS
                                   (UNAUDITED)

                                                                  THREE MONTHS ENDED                SIX MONTHS ENDED
                                                                  ------------------                ----------------
                                                                JULY 1,         JULY 2,         JULY 1,          JULY 2,
                                                                 2001            2000            2001             2000
                                                                 ----            ----            ----             ----
                                                                       (IN THOUSANDS EXCEPT PER SHARE DATA)
SALES ....................................................    $ 331,806       $ 309,169       $ 666,705       $ 620,921
Cost of Sales ............................................      175,619         173,835         360,343         355,747
Research and Development Expenses ........................       19,435          18,643          40,665          37,687
Selling, General and Administrative Expenses .............      101,301          87,434         199,374         173,774
Restructuring Credits ....................................           --          (6,300)             --              --
Gains on Dispositions ....................................           --          (1,416)         (1,779)        (14,633)
                                                              ---------       ---------       ---------       ---------
OPERATING INCOME FROM CONTINUING OPERATIONS ..............       35,451          36,973          68,102          68,346
Other Expense, Net .......................................       (7,199)         (6,162)        (19,078)        (12,394)
                                                              ---------       ---------       ---------       ---------
Income From Continuing Operations Before Income Taxes ....       28,252          30,811          49,024          55,952
Provision for Income Taxes ...............................        8,297           8,157          16,041          15,902
                                                              ---------       ---------       ---------       ---------
INCOME FROM CONTINUING OPERATIONS ........................       19,955          22,654          32,983          40,050
Income from Discontinued Operations, Net of Income Taxes .        9,454           8,466          19,922           7,313
Gain on Disposition of Discontinued Operations ...........           --           4,453              --           4,453
                                                              ---------       ---------       ---------       ---------
NET INCOME ...............................................    $  29,409       $  35,573       $  52,905       $  51,816
                                                              =========       =========       =========       =========
BASIC EARNINGS PER SHARE:
  Continuing Operations ..................................    $    0.20       $    0.23       $    0.33       $    0.41
  Discontinued Operations ................................         0.09            0.13            0.20            0.12
                                                              ---------       ---------       ---------       ---------
  Net Income .............................................    $    0.29       $    0.36       $    0.53       $    0.53
                                                              =========       =========       =========       =========
DILUTED EARNINGS PER SHARE:
  Continuing Operations ..................................    $    0.19       $    0.22       $    0.32       $    0.40
  Discontinued Operations ................................         0.09            0.13            0.19            0.12
                                                              ---------       ---------       ---------       ---------
  Net Income .............................................    $    0.28       $    0.35       $    0.51       $    0.51
                                                              =========       =========       =========       =========
Weighted Average Shares of Common Stock Outstanding:
     Basic ...............................................      100,622          98,070         100,388          97,498
     Diluted .............................................      104,097         101,592         104,099         101,208
Cash Dividends Per Common Share ..........................    $     .07       $     .07       $     .14       $     .14

  The accompanying unaudited notes are an integral part of these consolidated financial statements.

V  B.  Consolidated Balance Sheets as of July 1, 2001 and December 31, 2000


                       PERKINELMER, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                                                JULY 1,        DECEMBER 31,
                                                                                 2001             2000
                                                                             -----------       ------------
                                                                             (UNAUDITED)
                                                                                  (IN THOUSANDS EXCEPT
                                                                                       SHARE DATA)
Current Assets:
  Cash and Cash Equivalents...............................................   $   133,935       $   125,551
  Accounts Receivable.....................................................       281,544           292,714
  Inventories.............................................................       217,213           190,526
  Other Current Assets....................................................       213,627           169,976
  Net Assets of Discontinued Operations...................................       139,667           147,140
                                                                             -----------       -----------
          TOTAL CURRENT ASSETS............................................       985,986           925,907
                                                                             -----------       -----------
Property, Plant and Equipment:
  At Cost.................................................................       429,790           424,141
  Accumulated Depreciation and Amortization...............................      (179,263)         (187,375)
                                                                             -----------       -----------
Net Property, Plant and Equipment.........................................       250,527           236,766
Investments...............................................................        34,937            36,226
Intangible Assets.........................................................       871,538           886,569
Other Assets..............................................................        77,294           102,865
                                                                             -----------       -----------
          TOTAL ASSETS....................................................   $ 2,220,282       $ 2,188,333
                                                                             ===========       ===========
Current Liabilities:
  Short-Term Debt.........................................................   $   227,960       $   183,110
  Accounts Payable........................................................        86,765           118,170
  Accrued Restructuring Costs.............................................        29,411            47,444
  Accrued Expenses........................................................       283,938           296,896
                                                                             -----------       -----------
          TOTAL CURRENT LIABILITIES.......................................       628,074           645,620
                                                                             -----------       -----------
Long-Term Debt............................................................       589,760           583,337
Long-Term Liabilities.....................................................       229,186           230,987
Commitments and Contingencies
Stockholders' Equity:
  Preferred Stock -- $1 par value, authorized 1,000,000 shares;
    none issued or outstanding ...........................................            --                --
  Common Stock -- $1 par value, authorized 300,000,000 shares;
    issued 122,908,000 shares at July 1, 2001 and December 31, 2000.......       122,908           122,908
  Capital in Excess of Par Value..........................................        52,264            37,060
  Retained Earnings.......................................................       874,782           835,917
  Accumulated Other Comprehensive Loss....................................       (59,184)          (39,042)
  Cost of Shares Held in Treasury -- 22,576,000 shares at
    July 1, 2001 and 23,360,000 shares at December 31, 2000...............      (217,508)         (228,454)
                                                                             -----------       -----------
          Total Stockholders' Equity......................................       773,262           728,389
                                                                             -----------       -----------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY......................   $ 2,220,282       $ 2,188,333
                                                                             ===========       ===========

  The accompanying unaudited notes are an integral part of these consolidated financial statements.

V  C.  Consolidated Statements of Cash Flows for the six months ended
       July 1, 2001 and July 2, 2000


                       PERKINELMER, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                 SIX MONTHS ENDED
                                                                                 ----------------
                                                                              JULY 1,        JULY 2,
                                                                               2001           2000
                                                                               ----           ----
                                                                                  (IN THOUSANDS)
OPERATING ACTIVITIES:
Net income .............................................................    $  52,905       $  51,816
Deduct net income from discontinued operations .........................      (19,922)         (7,313)
Deduct net gain on disposition of discontinued operations ..............           --          (4,453)
                                                                            ---------       ---------
Income from continuing operations ......................................       32,983          40,050
Adjustments to reconcile net income from continuing operations to net cash provided by continuing operations:
  In-process research and development charges ..........................           --              --
  Noncash portion of restructuring .....................................       (2,500)             --
  Amortization of debt discount and issuance costs .....................       10,018              --
  Depreciation and amortization ........................................       38,261          31,253
  Gains on dispositions and sales of investments, net ..................       (1,897)        (10,036)
  Changes in assets and liabilities which provided (used) cash, excluding effects from companies purchased and divested:
    Accounts receivable ................................................        3,887          22,126
    Inventories ........................................................      (30,177)        (25,203)
    Accounts payable and accrued expenses ..............................      (26,977)        (11,634)
    Accrued restructuring costs ........................................      (15,112)        (22,254)
    Other assets and liabilities .......................................       (4,456)         (8,524)
                                                                            ---------       ---------
NET CASH PROVIDED BY CONTINUING OPERATIONS OPERATING ACTIVITIES.........        4,030          15,778
NET CASH PROVIDED BY DISCONTINUED OPERATIONS OPERATING ACTIVITIES.......       30,627          24,896
                                                                            ---------       ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES ..............................       34,657          40,674

INVESTING ACTIVITIES:
  Capital expenditures .................................................      (40,501)        (25,373)
  Proceeds from dispositions of businesses and sales of
  property, plant and equipment, net ...................................       (3,608)         24,482
  Cost of acquisitions, net of cash acquired ...........................       (5,103)             --
  Purchases of investments .............................................       (7,062)        (15,226)
  Proceeds from sale of investments ....................................        5,500              --
  Other ................................................................           --           1,571
                                                                            ---------       ---------
NET CASH USED IN CONTINUING OPERATIONS INVESTING ACTIVITIES.............      (50,774)        (14,546)
NET CASH (USED IN) PROVIDED BY DISCONTINUED OPERATIONS INVESTING
  ACTIVITIES............................................................      (13,359)         13,391
                                                                            ---------       ---------
NET CASH USED IN INVESTING ACTIVITIES ..................................      (64,133)         (1,155)
FINANCING ACTIVITIES:
  Increase in commercial paper borrowings ..............................       45,000         187,264
  Decrease in other debt ...............................................       (3,516)       (236,429)
  Proceeds from issuance of common stock ...............................       17,327          21,188
  Purchases of common stock ............................................         (705)        (10,486)
  Cash dividends .......................................................      (14,081)        (13,624)
                                                                            ---------       ---------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES ....................       44,025         (52,087)
Effect of Exchange Rate Changes on Cash and Cash Equivalents ...........       (6,165)         (4,811)
                                                                            ---------       ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ...................        8,384         (17,379)
Cash and Cash Equivalents at Beginning of Period .......................      125,551         126,650
                                                                            ---------       ---------
Cash and Cash Equivalents at End of Period .............................    $ 133,935       $ 109,271
                                                                            =========       =========

  The accompanying unaudited notes are an integral part of these consolidated financial statements.

V  D.  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)


(1) BASIS OF PRESENTATION

    The consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information in footnote disclosures normally included in financial statements has been condensed or omitted in accordance with the rules and regulations of the SEC. These statements should be read in conjunction with the Company's Annual Report for the fiscal year ended December 31, 2000, filed on Form 8-K with the SEC
(the "2000 Form 10-K"). The balance sheet amounts at December
31, 2000 in this report were extracted from the Company's audited 2000 financial statements included in the 2000 Form 10-K. Certain prior period amounts have been reclassified to conform to the current-year financial statement presentation. The information set forth in these statements may be subject to normal year-end adjustments. The information reflects all adjustments that, in the opinion of management, are necessary to present fairly the Company's results of operations, financial position and cash flows for the periods indicated. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The results of operations for the six months ended July 1, 2001 are not necessarily indicative of the results for the entire fiscal year.

         During July 2001, the Company approved a plan to sell its Security and Detection Systems business. The results of operations of the Security and Detection Systems business were previously reported as part of the Instruments segment. During October 2001, the Company also approved a plan to sell its Fluid Sciences segment. The Company has accounted for the plan to sell its Security and Detection Systems business and Fluid Sciences segment as discontinued operations in accordance with APB Opinion No. 30, Reporting the Results of Operations, and, accordingly, the results of operations and related cash flows of the Security and Detection Systems business and Fluid Sciences segment have been segregated from continuing operations and reported as a separate line on the Company's Consolidated Income Statements and Statements of Cash Flows. The net assets of the Security and Detection Systems business and Fluid Sciences segment are reflected as Net Assets of Discontinued Operations in the accompanying Consolidated Balance Sheets.

    At the Company's April 24, 2001 Annual Meeting of Stockholders, an increase in the number of authorized shares of common stock from 100,000,000 shares to 300,000,000 shares was approved. At the April 24, 2001 Board of Directors' meeting, a two-for-one stock split was approved and was effected on June 1, 2001 by means of a 100% stock dividend to stockholders of record as of May 15, 2001.

(2) ACQUISITIONS

    On July 31, 2000, the Company completed its acquisition of NEN Life Sciences, Inc. (NEN), a provider of state-of-the-art drug discovery products, services, reagents and technologies to the life sciences industry. Details of the transaction and pro forma financial information were reported on a Current Report on Form 8-K filed with the SEC on August 1, 2000 and in the 2000 Form 10-K.

    Unaudited pro forma operating results for the Company for the six months ended July 2, 2000, assuming the acquisition of NEN was completed as of January 3, 2000, would be as follows: sales of $855.0 million; net income of $43.2 million; basic and diluted earnings of $.43 and $.42 per share, respectively.

    The unaudited pro forma financial information is provided for informational purposes only. It is not necessarily indicative of the Company's operating results that would have occurred had the acquisition been consummated on the date for which the consummation of the acquisition is being given effect, nor is it necessarily indicative of the Company's future operating results. The unaudited pro forma financial information does not give effect to acquisitions, other than NEN, does not adjust for businesses divested and does not adjust for foreign exchange. The pro forma amounts exclude acquisition related charges of $24.3 million for purchased in-process research and development related to NEN.

(3) RESTRUCTURING CHARGES

The Company recorded a pre-tax restructuring charge of $15.1 million during the fourth quarter of 2000 as a result of the continued transformation of the portfolio of businesses within the Life Sciences and Optoelectronics segments (the "2000 plan") These charges related to the Company's Life Sciences and Optoelectronics segments. The principal actions in the restructuring plans included close-down or consolidation of a number of offices and facilities, transfer of assembly activities to lower cost geographic locations, disposal of underutilized assets and general cost reductions. Details of the 2000 plan are discussed more fully in the 2000 Form 10-K.

    The following table summarizes the restructuring activity related to the 2000 plan:

                                                        SIX MONTHS ENDED
                                                          JULY 1, 2001
                                                        ----------------
                                                          (IN MILLIONS)
Accrued restructuring costs at beginning of period ..      $  15.1
Charges .............................................         (7.9)
                                                           -------
Accrued restructuring costs at end of period ........      $   7.2
                                                           =======

    The Company finalized its restructuring plans related to its acquisition of the Analytical Instruments Division (AI) of PE Corp. (May 1999) during 2000. Additionally, the Company recorded approximately $4 million as accrued restructuring costs in connection with the NEN acquisition in August 2000. These plans include actions primarily to integrate the operations of the acquired businesses and improve their cost structures through consolidation or shutdown of certain facilities, workforce and overhead reductions and the termination of certain leases and other contractual obligations.

    The following table summarizes the restructuring activity related to the AI and NEN acquisitions:

                                                        SIX MONTHS ENDED
                                                          JULY 1, 2001
                                                        ----------------
                                                         (IN MILLIONS)
Accrued restructuring costs at beginning of period ..       $  32.3
Charges .............................................         (10.1)
                                                            -------
Accrued restructuring costs at end of period ........       $  22.2
                                                            =======

    Cash outlays during the six months ended July 1, 2001 were $14.7 million for all of these plans. The majority of the remaining restructuring actions at July 1, 2001 are expected to occur in fiscal 2001 and early fiscal 2002.


(4) INVENTORIES

    Inventories consisted of the following:

                       JULY 1,     DECEMBER 31,
                        2001          2000
                      --------     ------------
                          (IN THOUSANDS)
Raw materials ....    $ 67,131      $ 61,564
Work in progress .      47,909        46,785
Finished goods ...     102,173        82,177
                      --------      --------
                      $217,213      $190,526
                      ========      ========

(5) COMPREHENSIVE INCOME

    Comprehensive income consisted of the following:

                                                       THREE MONTHS ENDED             SIX MONTHS ENDED
                                                       ------------------             ----------------
                                                     JULY 1,        JULY 2,        JULY 1,        JULY 2,
                                                      2001           2000           2001           2000
                                                      ----           ----           ----           ----
                                                                        (IN THOUSANDS)
Net income .....................................    $ 29,409       $ 35,573       $ 52,905       $ 51,816
Other comprehensive income (loss), net of tax:
Gross foreign currency translation
  adjustments ..................................      (4,829)        (7,144)       (19,407)       (17,937)
Unrealized gains (losses) on securities:
  Gains (losses) arising during the period .....       3,473          6,670           (736)         6,740
  Reclassification adjustment ..................          --            (96)            --            (96)
                                                    --------       --------       --------       --------
Net unrealized gains (losses) ..................       3,473          6,574           (736)         6,644
                                                    --------       --------       --------       --------
                                                      (1,356)          (570)       (20,143)       (11,293)
                                                    --------       --------       --------       --------
Comprehensive income ...........................    $ 28,053       $ 35,003       $ 32,762       $ 40,523
                                                    ========       ========       ========       ========

    The components of accumulated other comprehensive loss were as follows:

                                               JULY 1,      DECEMBER 31,
                                                2001           2000
                                              --------      ------------
                                                   (IN THOUSANDS)
Foreign currency translation adjustments .    $(59,351)      $(39,945)
Unrealized gains on securities ...........         167            903
                                              --------       --------
Accumulated other comprehensive loss .....    $(59,184)      $(39,042)
                                              ========       ========

(6) INDUSTRY SEGMENT INFORMATION

    The Company's businesses are reported as three reportable segments which reflect the Company's management and structure under three strategic business units (SBUs); Life Sciences, Optoelectronics and Instruments. The accounting policies of the reportable segments are the same as those described in Note 1 of the 2000 Form 10-K. The Company evaluates the performance of its operating segments based on operating profit. Intersegment sales and transfers are not significant. Unaudited sales and operating profit information by segment for the first six months of 2001 and 2000 are discussed in Item 2 of this Quarterly Report on Form 10-Q and are considered an integral part of this note.

(7) DISCONTINUED OPERATIONS

     During October 2001, the Board of Directors approved a plan to sell the Fluid Sciences segment. As such, the Company has accounted for this segment as a discontinued operation in accordance with APB Opinion No. 30 and, accordingly, the results of operations and related cash flows of the Fluid Sciences segment have been segregated from continuing operations and reported as a separate line on the Company's Consolidated Income Statements and Statements of Cash Flows. The net assets of the Fluid Sciences segment are reflected as Net Assets of Discontinued Operations in the accompanying Consolidated Balance Sheets.

     In July 2001, the Board of Directors approved a plan to sell the Security and Detection Systems business. The results of operations of the Security and Detection Systems business were previously reported as part of the Instruments segment. The Company has accounted for its Security and Detection Systems business as a discontinued operation in accordance with APB Opinion No. 30, and, accordingly, the results of operations of this business and related cash flows have been segregated from continuing operations and reported as a separate line on the Company's Consolidated Income Statements and Statements of Cash Flows. The net assets of the business are reflected as Net Assets of Discontinued Operations in the accompanying Consolidated Balance Sheets in accordance with APB Opinion No. 30.

     Summary operation results of the Fluid Sciences segment and the Security and Detection Systems business were as follows:

                                                  THREE MONTHS ENDED               SIX MONTHS ENDED
                                                  ------------------               ----------------
                                                JULY 1,         JULY 2,         JULY 1,         JULY 2,
                                                 2001            2000            2001            2000
                                                 ----            ----            ----            ----
                                                                    (IN THOUSANDS)
Sales ....................................    $  78,922       $  89,536       $ 169,720       $ 180,070
Costs and expenses .......................       62,094          75,045         134,349         161,064
                                              ---------       ---------       ---------       ---------
Operating income from discontinued
  operations .............................       16,828          14,491          35,371          19,006
Other expense ............................       (1,541)         (1,772)         (3,397)         (4,115)
                                              ---------       ---------       ---------       ---------
Operating income from discontinued
  operations before income taxes .........       15,287          12,719          31,974          14,891
Provision for income taxes ...............        5,833           4,253          12,052           7,578
                                              ---------       ---------       ---------       ---------
Income from discontinued operations, net
  of income taxes ........................    $   9,454       $   8,466       $  19,922       $   7,313
                                              =========       =========       =========       =========

(8) NEW ACCOUNTING PRONOUNCEMENTS

    The Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards (SFAS) No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133, effective January 1, 2001. The statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives are accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. If a derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of the hedged item through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The Company immediately records in earnings the extent to which a hedge is not effective in achieving offsetting changes in fair value. The adoption of SFAS No. 133 did not have a material effect on the Company's results of operations or financial position.

    In July 2001, the Financial Accounting Standards Board (FASB) issued Statements of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. Under these new Standards the FASB eliminated accounting for any mergers and acquisitions as poolings of interests, eliminated amortization of goodwill and indefinite life intangible assets, and established new impairment measurement procedures for goodwill. For calendar-year reporting companies, the standards become effective for all acquisitions completed on or after June 30, 2001. Changes in financial statement treatment for goodwill and intangible assets arising from mergers and acquisitions completed prior to June 30, 2001 become effective January 1, 2002. The Company is currently assessing the impact of implementing these standards.

(9) SUBSEQUENT EVENT

    On November 13, 2001 the Company completed the acquisition of Packard Bioscience Company (Packard). Packard is a leading supplier of automated liquid handling, sample preparation tools and advanced biochip technologies and generated sales of approximately $165 million for its fiscal year ended December 31, 2000. The transaction was a stock merger whereby the shareholders of Packard received 0.311 shares of the Company's common stock for each share of Packard common stock. Excluding assumed options, the Company expects to issue approximately 21.7 million shares of its common stock in the transaction. The transaction will be accounted for as a purchase in accordance with recently issued SFAS No. 141, Business Combinations, and SFAS No. 142, Intangible Assets, whereby the purchase price will be allocated to the assets, including all intangible assets, and liabilities assumed based on their respective fair values.

VI.  OTHER INTERIM INFORMATION -- JULY 1, 2001 AND JULY 2, 2000

VI. A. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     ACQUISITIONS AND DIVESTITURES

     On July 31, 2000, the Company completed its acquisition on NEN Life Sciences, Inc. (NEN), a provider of state-of-the-art drug discovery products, services, reagents and technologies to the life sciences industry. Details of the transaction and pro forma financial information were reported on a current report on Form 8-K filed with the SEC on August 1, 2000 and in the 2000 Form 10-K.

     In July 2001 and October 2001, respectively, the Board of Directors approved separate plans to sell the Security and Detection Systems business and the Fluid Sciences segment. Both businesses have appropriately been reflected as discontinued operations in the Company's consolidated financial statements.

     DISCUSSION OF CONSOLIDATED RESULTS OF OPERATIONS

     Revenues

     Revenues for the second quarter were $331.8 million, up 7% from $309.2 million for the second quarter last year. For the six month period, revenues increased to $666.7 million, up 7% from $620.9 million for the same period last year. Both periods were affected by the acquisition of the NEN business, which occurred in the second half of 2000. On an organic revenue basis, adjusted for the impact of foreign exchange and the impact of acquisitions and divestitures, revenues grew by 5% in the second quarter. Organic growth was driven by 12% growth in Life Sciences, especially drug discovery tools and genetic screening, 9% growth in Instruments, especially chromatography, offset by a 6% decrease in Optoelectronics.

     Gross Margin

     Gross margins as a percentage of sales improved to 47% from 44% in the second quarter of 2001 and improved to 46% from 43% in the six-month period of 2001. This improvement is a direct reflection of the Company's improving portfolio of businesses and product mix, strong focus on operations and aggressive approach to cost controls, including low cost sourcing.

     Research and Development

     Research and development expenses increased $0.8 million and $3.0 million for the quarter and six months ended July 1, 2001, respectively, versus the same periods of 2000. The Company maintained research and development expense at approximately 6% of sales for the 2001 periods despite higher revenues in 2001 versus 2000.

     Selling, General and Administrative Expenses

     Selling, general and administrative expenses as a percentage of sales increased to 31% from 28% for the quarter and to 30% from 28% for the six month period. This increase is primarily related to the goodwill amortization resulting from the NEN acquisition, the costs of moving production facilities to lower cost locations and costs associated with the integration of NEN.


     Gains on Dispositions and Restructuring Credits

     During the first quarter of 2001, the Company recognized $1.8 million in previously deferred pre-tax gains relating to businesses previously divested.

     During the first two quarters of 2000, the Company sold its micro-machined sensors and specialty semiconductor businesses, resulting in a pre-tax gain of $6.7 million and recognized $1.6 million of pre-tax gains from previously deferred sales proceeds, both of which were recognized as Gains on Dispositions. The financial results of the divested business for all periods were not material to the consolidated results of the Company.

     Other Expense, Net

     Other expense was $7.2 million for the second quarter of 2001 versus $6.2 million for the same period of 2000. Other expense increased $6.7 million to $19.1 million for the first six months of 2001, versus $12.4 million for the same period of

2000. These increases were due primarily to the impact of higher interest expense on increased debt levels resulting from recent acquisitions.

    Income Tax Expense

    Reported income tax expense as a percent of pre-tax income was approximately 33% and 28% for the first six months of 2001 and 2000, respectively. The increase in the rate of income tax is largely attributable to nondeductible goodwill from the acquisition of NEN.

    The table below presents earnings per share from continuing operations before nonrecurring items and goodwill and intangibles amortization, discussed below under the caption "Segment Results of Operations":

                                                                     THREE MONTHS ENDED              SIX MONTHS ENDED
                                                                     ------------------              ----------------
                                                                   JULY 1,        JULY 2,         JULY 1,         JULY 2,
                                                                    2001           2000            2001            2000
                                                                    ----           ----            ----            ----
                                                                           (IN THOUSANDS EXCEPT PER SHARE DATA)
Sales ......................................................     $ 331,806       $ 309,169       $ 666,705       $ 620,921
Cost of Sales ..............................................       173,072         173,835         357,282         355,747
Research and Development Costs .............................        19,435          18,643          40,665          37,687
Selling, General and Administrative Expenses ...............        90,093          80,421         176,815         160,951
                                                                 ---------       ---------       ---------       ---------
Operating Income from Continuing Operations ................        49,206          36,270          91,943          66,536
Other Expense, Net .........................................        (7,199)         (7,062)        (19,078)        (13,295)
                                                                 ---------       ---------       ---------       ---------
Income from Continuing Operations Before Income Taxes ......        42,007          29,208          72,865          53,241
Provision for Income Taxes .................................        10,917           7,626          20,037          13,846
                                                                 ---------       ---------       ---------       ---------
Income from Continuing Operations, Net of Income Tax .......     $  31,090       $  21,582       $  52,828       $  39,395
                                                                 =========       =========       =========       =========
Diluted Cash Earnings Per Share, from Continuing Operations      $    0.30       $    0.21       $    0.51       $    0.39
                                                                 =========       =========       =========       =========

    The table presented below reconciles adjusted income from continuing operations to net income from continuing operations:

                                                                          THREE MONTHS ENDED            SIX MONTHS ENDED
                                                                          ------------------            ----------------
                                                                         2001           2000           2001           2000
                                                                         ----           ----           ----           ----
                                                                                (IN THOUSANDS EXCEPT PER SHARE DATA)
Adjusted Income from Continuing Operations
  Before Income Taxes..............................................    $ 42,007       $ 29,208       $ 72,865       $ 53,241
Nonrecurring Items:
Revaluation of Inventory...........................................          --             --           (514)            --
  Deferred Gain Recognition, Net of
    Restructuring-Related Charges..................................      (4,325)         8,241         (4,479)        15,208
                                                                       --------       --------       --------       --------
          Net Nonrecurring Items...................................      (4,325)         8,241         (4,993)        15,208
Goodwill and Intangibles Amortization..............................      (9,430)        (6,638)       (18,848)       (12,497)
                                                                       --------       --------       --------       --------
Income from Continuing Operations Before Income Taxes..............      28,252         30,811         49,024         55,952
Provision for Income Taxes.........................................       8,297          8,157         16,041         15,902
                                                                       --------       --------       --------       --------
Net Income from Continuing Operations..............................    $ 19,955       $ 22,654       $ 32,983       $ 40,050
                                                                       ========       ========       ========       ========
Earnings Per Share from Continuing Operations:
  Basic............................................................    $   0.20       $   0.23       $   0.33       $   0.41
  Diluted..........................................................    $   0.19       $   0.22       $   0.32       $   0.40

    SEGMENT RESULTS OF OPERATIONS

    Life Sciences

    Revenues for the second quarter were $77.7 million versus $41.9 million for the prior period, increasing 85%, and revenues for the first six months were $146.9 million versus $81.6 million for the prior period, increasing 80%. Revenues increased from the prior period as a result of the inclusion of revenues from the NEN acquisition and increased revenues from the Company's drug discovery and genetic screening businesses.

    Operating profit for the second quarter was $9.4 million compared to $6.1 million for the prior period, increasing 53%, and for the first six months was $13.0 million versus $10.4 million for the prior period, increasing 25%. The increases, for both the quarter and the six month periods, were a result of the addition of NEN, higher overall sales volume and increased profitability in the genetic screening business.

    Operating profit before net nonrecurring items and goodwill and intangibles amortization for the second quarter was $15.2 million versus $6.3 million for the prior period, increasing 142%, and was $25.7 million for the first six months versus $11.1 million for the prior period, increasing 132%. For both 2001 periods, the principal element of the nonrecurring and amortization charges was the goodwill amortization associated with the acquisition of NEN.

    Optoelectronics

    Revenues for the second quarter were $108.0 million versus $120.9 million for the prior period, resulting in a decrease of 11%. For the first six months, revenues were $228.9 million versus $235.4 million for the prior period, resulting in a decrease of 3%. Higher revenues in telecom and digital imaging were offset by lower revenues in the photography and semiconductor markets which accounted for the decreases in both the quarter and the six month periods.

    Operating profit for the second quarter was $16.2 million compared to $22.5 million for the prior period, decreasing 28%, and for the first six months was $34.7 million compared to $42.6 million for the prior period, decreasing 19%. The decline in operating profit for both periods is due to lower revenues, the cost of moving production facilities to lower cost locations and the beneficial impact of nonrecurring credits recorded in the prior year.

    Operating profit before net nonrecurring items and goodwill and intangibles amortization for the second quarter was $20.7 million versus $19.4 million for the prior period, increasing 7%, and for the first six months was $40.9 million versus $35.0 million for the prior period, increasing 17%. In the prior year, significant nonrecurring items for the second quarter included restructuring credits and for the six month period, certain nonrecurring pre-tax gains.

    Instruments

    Revenues for the second quarter were $146.1 million versus $146.3 million for the prior period and for the first six months were $290.9 million versus $304.0 million for the prior period, decreasing 4%. The decrease in revenues for both periods is primarily attributable to the sale of the Company's Berthold business in late 2000.

    Operating profit for the second quarter was $14.6 million compared to $9.8 million for the prior period, increasing 48%, and for the first six months was $29.3 million versus $21.0 million for the prior period, increasing 39%. The increase for both periods of 2001 is attributable to the sale of higher-margin new products and the benefits of restructuring actions in 2001, as well as incremental restructuring charges recorded in 2000.

    Operating profit before net nonrecurring items and goodwill and intangibles amortization for the second quarter was $18.0 million versus $15.3 million for the prior period, increasing 18%, and for the first six months was $34.2 million versus $29.9 million, increasing 14%. The primary component of nonrecurring and amortization charges is the amortization of goodwill.

    FINANCIAL CONDITION

    Short-term debt at July 1, 2001 was $228 million and was comprised primarily of commercial paper borrowings of $222 million. The Company also has a $300 million revolving credit facility which expires in March 2002 and a $100 million revolving credit facility expiring in March 2006. There were no outstanding balances on either facility at July 1, 2001 or December 31, 2000. Long-term debt at July 1, 2001 was approximately $590 million, consisting of $115 million of unsecured notes which mature in 2005 and $475 million of convertible debentures. The debentures are currently convertible into 10.8 million shares of the Company's common stock at approximately $42.50 per share.

    Cash and cash equivalents increased by $8.4 million to $133.9 million at the end of the first six months of 2001. Net cash provided by continuing operating activities for the first six months of 2001 was $4.0 million and was comprised of net income from continuing operations before depreciation, amortization and other noncash items of $76.9 million and a $72.8 million net change in certain assets and liabilities. The net change in assets and liabilities was comprised primarily of a $30.2 million increase in inventory, a $15.1 million decrease in accrued restructuring costs and a $27.0 decrease in accounts payable and accrued expenses. Capital expenditures for the first six months of 2001 were $40.5 million.

VII.   FORWARD-LOOKING INFORMATION AND FACTORS AFFECTING FUTURE PERFORMANCE

    This Quarterly Report contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For this purpose, any statements contained in this Quarterly Report that relate to prospective events or developments are deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will" and similar expressions are intended to identify forward-looking statements. While the Company may elect to update forward-looking statements in the future, it specifically disclaims any obligation to do so, even if the Company's estimates change, and readers should not rely on these forward-looking statements as representing the Company's views as of any date subsequent to the date of this Quarterly Report. A number of important factors and uncertainties could cause actual results to differ materially from those described in these forward-looking statements, including without limitation the risk factors set forth in the Company's registration statement on Form S-4, filed on August 3, 2001 with the SEC, under the caption, "Risk Factors -- Risks Relating to PerkinElmer's Business," which risk factors are attached to this Quarterly Report as Exhibit 99.1 and are expressly incorporated by reference herein.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       PERKINELMER, INC.

Date: November 13, 2001                By: /s/ Robert F. Friel
                                           -------------------------------------
                                           Robert F. Friel
                                           Senior Vice President and Chief
                                           Financial Officer
                                           (Principal Financial Officer)


VIII.   Exhibits Index

        23.1        Consent of Independent Public Accountants

        99.1 Risk Factors set forth in the Company's registration statement on Form S-4, filed on August 3, 2001 with the SEC, under caption, "Risk Factors -- Risks Relating to Perkin Elmer's Business."